Exhibit 10.8

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of September 15, 2008, by and between KEMET Electronics Corporation (“Seller”), a Delaware corporation and a wholly-owned subsidiary of KEMET Corporation (“Seller Guarantor”) and Siliconix Technology C.V. (“Buyer”), a company organized under the laws of the Netherlands and a wholly-owned subsidiary of Vishay Intertechnology, Inc. (“Buyer Guarantor”).  Capitalized terms used herein have the meanings set forth in Exhibit A hereto.

RECITALS

WHEREAS, Seller is engaged in the business of developing, manufacturing, distributing and selling wet tantalum capacitors (the “Business”).

WHEREAS, Seller owns certain inventory located in Matamoros, Tamaulipas, Mexico and Ciudad Victoria, Tamaulipas, Mexico, owns certain machinery, equipment, tooling and other personal tangible property located in Matamoros, Mexico and Victoria, Mexico, and owns certain intellectual property, all used in the Business.

WHEREAS, Buyer and Seller desire that Buyer purchase from Seller, and that Seller sell to Buyer, certain operating and intangible assets used in the Business on the terms and conditions set forth herein.

WHEREAS, simultaneously with the execution of this Agreement, Buyer and Seller are entering into (i) that certain Loan Agreement, dated the date hereof (the “Loan Agreement”), pursuant to which Buyer is lending to Seller $15,000,000 on the terms and subject to the conditions set forth in the Loan Agreement, (ii) that certain Transition Services Agreement, dated the date hereof (the “Transition Services Agreement”), pursuant to which Seller will provide Buyer with certain services relating to the Business, and (iii) that certain Commodatum Agreement, dated as of the date hereof (the “Commodatum Agreement”) to be executed by Seller and its Mexican subsidiaries with respect to the Transferred Assets in order to fulfill its obligations under the Transition Services Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to Seller’s willingness to enter into this Agreement, Buyer Guarantor has agreed fully and unconditionally to guarantee the representations, warranties, covenants, agreements and other obligations of Buyer in this Agreement (the “Buyer Guarantee”).

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to Buyer’s willingness to enter into this Agreement, Seller Guarantor has agreed fully and unconditionally to guarantee the representations, warranties, covenants, agreements and other obligations of Seller in this Agreement (the “Seller Guarantee”).

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01.                         Purchase and Sale of Assets.

(a)                                  On the terms and conditions set forth herein, at the Closing as described in Article II hereto, Buyer shall purchase from Seller, and Seller shall (or with respect to the Arco Intellectual Property owned by Seller’s wholly-owned subsidiary Arcotronics Italia S.p.A. or Arcotronics Limited, a wholly-owned subsidiary of Arcotronics Italia (Arcotronics Italia S.p.A and Arcotronics Limited collectively, “Arcotronics”), shall cause Arcotronics to) irrevocably sell, transfer, convey, assign and deliver to Buyer (or one or more direct or indirect wholly-owned subsidiaries of Buyer Guarantor as Buyer may designate), good and valid title to, and all rights, title and interests of Seller (or, with respect to the Arco Intellectual Property owned by Arcotronics, all rights, title and interests of Arcotronics) in and to the following property, free and clear of all liens, charges, pledges, security interests, encumbrances, restrictions and claims of any nature whatsoever other than Permitted Liens (collectively, the “Transferred Assets”):

(i)                                     all of Seller’s rights with respect to the customer orders of Inventory set forth on Schedule 1.01(a)(i);

(ii)                                  the Inventory;

(iii)                               the Intellectual Property listed on Schedule 1.01(a)(iii) and the Intellectual Property, to the extent such exists, reflected in the documents listed on Schedule A (the “Transferred Core Intellectual Property”);

(iv)                              the Arco Intellectual Property and the Intellectual Property, to the extent such exists, reflected in the documents listed on Schedule B (together, with the Transferred Core Intellectual Property, the “Transferred Intellectual Property”);

(v)                                 the Tangible Personal Property;

(vi)                              the Transferred Agreements and all rights of Seller under any confidentiality or similar agreement entered into with any employee of Seller relating to the Business; and

(vii)                           All part number lists, design drawings, design specifications, packaging designs, product engineering designs and engineering documents, written processes, written methodologies, written formulae, written algorithms, written technical information, marketing data, import manifests, certificates of origin, invoices of the assets located in Matamoros and Cuidad Victoria, Tamaulipas, Mexico, business and financial records, files, books and records, and the documents listed on Schedule A and Schedule B, in each case, specifically relating to the products set forth on Schedule 3.05(a)(i) and Schedule 3.05(a)(ii) or the Business and any records listed on Schedule 1.01(a)(vii).

(b)                                 Notwithstanding anything contained in this Agreement to the contrary, the following rights, properties and assets of Seller (the “Excluded Assets”) shall not be included in the Transferred Assets:

(i)                                     all rights of Seller under this Agreement and the Ancillary Agreements and the instruments and agreements delivered to Seller by Buyer pursuant to this Agreement;

(ii)                                  rights with respect to agreements other than Transferred Agreements;

(iii)                               cash and cash equivalents, bank accounts, deposits and other financial assets;

(iv)                              except as otherwise set forth in the Trademark License Agreement, the names “KEMET,” “Arcotronics” or any like or similar name;

(v)                                 Seller’s tax returns and financial statements;

(vi)                              any benefit, claim or receivable of Seller for federal, state or local income taxes, refunds or any other receivables whether accrued or not;

(vii)                           policies of insurance and any rights or proceeds arising out of such policies;

(viii)                        existing lawsuits in which Seller is a plaintiff or defendant;

(ix)                                any pension plan assets or other employee benefit plans of Seller;

(x)                                   any investments and prepaid assets (other than packaging design costs);

(xi)                                the Receivables;

(xii)                             administrative and accounting systems, provided, however, that the information relating to the Business stored on such systems shall be included in the Transferred Assets to the extent provided under Section 1.01(a)(vii);

(xiii)                          any security deposits;

(xiv)                         those fixed assets, machinery and equipment purchased by Seller from Blue Skye (Lux) S.à.r.l., previously used by Seller or its predecessor in the manufacture of wet tantalum capacitors at its Towcester, England facility, but redeployed by Seller in the manufacturing of other products (other than wet tantalum capacitors) at the facilities of Seller’s wholly-owned Mexican subsidiary, listed on Schedule 1.01(b)(xiv); and

(xv)                            any and all property, business and assets of every kind, nature and description, wherever located and whether real, personal or mixed, tangible or intangible, that (A) is not used in the Business or (B) that is not otherwise defined as a “Transferred Asset”.

(c)                                  Simultaneously herewith and partially in consideration for the Purchase Price, Buyer and Seller are entering into a separate trademark license agreement governing the use of certain of Seller’s trademarks in the form attached as Exhibit B hereto (the “Trademark License Agreement”).

Section 1.02.                         Assumption of Liabilities under Transferred Agreements.  At Closing, Buyer shall assume and be liable for, and shall pay, perform and discharge directly when due the following Liabilities (collectively, the “Assumed Liabilities”):

(a)                                  all of Seller’s obligations on the date hereof to fill orders, and all of Seller’s warranty obligations relating to such orders (to the extent that products subject to such orders have not been delivered as of the Closing Date), for wet tantalum capacitors set forth on Schedule 1.01(a)(i);

(b)                                 all of Seller’s outstanding commitments for the purchase of raw materials and supplies set forth on Schedule 1.02(b);

(c)                                  all of Seller’s obligations and liabilities under the Transferred Agreements, all as more fully set forth in the Assignment and Assumption Agreement; and

(d)                                 all of Seller’s obligations and liabilities under other Contracts that Buyer agrees to assume pursuant to Section 1.06 .

Section 1.03.                         Buyer Not Responsible for Liabilities Except Section 1.02 Liabilities.

(a)                                  Notwithstanding anything contained in this Agreement to the contrary, Buyer does not assume or agree to undertake to pay, satisfy, discharge or perform in respect of, and will not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the Closing pursuant to this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to pay, satisfy, discharge or perform in respect of, any liability, obligation, indebtedness or Taxes of Seller or of any other Person or in any way relating to the Business (whether primary or secondary, direct or indirect, known or unknown, absolute or contingent, matured or unmatured, or otherwise) other than the Assumed Liabilities, (such liabilities and obligations retained by Seller, including Seller’s transaction expenses and all liabilities and obligations with respect to the Excluded Assets and any amounts due by Seller to licensors of the Business arising prior to the Closing Date, being referred to herein as the “Retained Liabilities”).  It is specifically agreed that Seller shall retain, and as between Seller and Buyer, shall remain solely liable for, all of the Retained Liabilities, which Retained Liabilities shall be satisfied in full or otherwise discharged by Seller in the ordinary course of business following the Closing.  Without limiting the foregoing, the Retained Liabilities include Liabilities of or owing by Seller:

(i)                                     related to any Taxes;

(ii)                                  to sales representatives, distributors (including those Liabilities associated with services performed by Seller’s distributors prior to the Closing but that are otherwise incurred by Buyer after the Closing), vendors or customers, except as expressly provided under this Agreement;

(iii)                               to any Affiliates, directors, officers, personnel, former personnel, independent contractors, agents, representatives or other personnel of Seller or their respective agents or representatives, including pursuant to any retention agreement with employees of the Business entered into prior to the Closing;

(iv)                              associated with or relating to any compensation or benefits of any director, officer, personnel, former personnel, independent contractor, agent, or other representative of Seller, including, without limitation, in respect of workers’ compensation or claims relating to employment of personnel by Seller prior to the Closing, including severance obligations;

(v)                                 associated with or relating to any Action brought by any Governmental Authority or any Person whatsoever, arising from any condition in existence on or before the Closing Date relating to any Transferred Asset or to any of the premises where the Business has been conducted or any location where any of the assets used or related to the Business and products manufactured by the Business have been stored, transported, remodeled or otherwise delivered for or on behalf of Seller;

(vi)                              associated with or relating to any Excluded Asset;

(vii)                           associated with or relating to Seller’s issuance or endorsement of any check, note, draft or instrument;

(viii)                        associated with any accounts payable; or

(ix)                                associated with any warranty or product liability claims in respect of products manufactured and delivered in connection with the Business prior to the Closing Date (including any incidental or consequential damages relating to such claims or products).

Section 1.04.                         Purchase Price.  The aggregate purchase price for the Transferred Assets shall be Thirty Five Million Two Hundred Thousand Dollars ($35,200,000) (the “Purchase Price”).  Buyer shall pay the Purchase Price as follows:

(a)                                  At the time of the Closing by delivering to Seller, by wire transfer in immediately available funds, the amount equal to Thirty Three Million Seven Hundred Thousand Dollars ($33,700,000) (“Closing Date Cash Payment”).

(b)                                 At the time of the Closing by delivering to the Escrow Agent, by wire transfer in immediately available federal funds, the amount equal to One Million Five Hundred

Thousand Dollars ($1,500,000), consistent with the Escrow Agreement (the “Escrow Amount”).  The Escrow Amount shall be held in an escrow account to secure Seller’s obligations under this Agreement and shall be transferred to Seller (subject to pending claims) or Buyer (or Buyer Guarantor on behalf of Buyer) as provided in the Escrow Agreement.

Section 1.05.                         Allocation of Buyer’s Consideration.  As soon as practicable, Buyer shall provide to Seller a preliminary allocation of the Purchase Price delivered hereunder to the Transferred Assets, the parties’ agreements as contemplated by this Agreement and the Trademark License Agreement, it being understood that only a nominal valuation is to be assigned to the Trademark License Agreement.  Once the parties have agreed on such allocation, each party agrees to report the transaction contemplated by this Agreement for tax purposes in accordance with such allocation.

Section 1.06.                         Assignment of Contracts and Rights.

(a)                                  Schedule 1.06(a)(i) lists all written Contracts (including Contracts that consist only of open purchase orders) in effect between Seller and other Persons for the purchase of wet tantalum capacitors by such Persons from Seller (the “Customer Contracts”) and identifies those Customer Contracts that are between Seller and a distributor (“Distributor Contracts”) and those that are between Seller and Persons that are not distributors (“Other Customer Contracts”).

(b)                                 Distributor Contracts shall not be assigned to Buyer.  Buyer shall fulfill Seller’s obligations with respect to any open orders under Distributor Contracts for wet tantalum capacitors listed on Schedule 1.01(a)(i) and shall be entitled to receive the amount of any payments due to Seller with respect to such orders.  After fulfillment of such open orders, any further orders and sales of wet tantalum capacitors given to Buyer by the respective distributors party to the Distributor Contracts shall be governed by the terms of Buyer’s agreements with the distributors party to the Distributor Contracts.  Seller shall direct any payor of amounts to which Buyer is entitled to receive pursuant to this Section 1.06(b), to pay such amounts, net of any discounts and credits which are applicable to such amounts payable under the relevant Distributor Contract, directly to Buyer except with respect to any orders for which Seller provided the invoice, provided, however, that in all cases where Seller receives any amounts due to Buyer pursuant to this Section 1.06(b), Seller shall promptly forward such amounts to Buyer.

(c)                                  Transferred Agreements shall consist of (i) Other Customer Contracts that relate solely to the sale of wet tantalum capacitors and that are assignable by their terms without Consent or for which all required consents are obtained prior to the Closing Date and (ii) the portion of Other Customer Contracts relating to the sale of wet tantalum capacitors to the extent that such portion can be and is severed from the remainder of the Contract pursuant to documentation satisfactory to Seller and Buyer and executed by the other party to the Contract prior to the Closing Date. Seller shall provide Buyer with copies of all Transferred Agreements on or prior to the Closing. Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement or attempted agreement to transfer, sublease or assign any Contract or any claim or right with respect to any benefit arising thereunder or resulting therefrom, if an attempted transfer, sublease or assignment thereof, without the required Consent of any other party thereto, would constitute a breach thereof or in any way affect the rights of Buyer or Seller thereunder.  Within a commercially reasonable time after Closing,

Seller shall use its commercially reasonable efforts to obtain the Consent of any such third party to the transfer, sublease or assignment to Buyer of Other Customer Contracts that relate solely to the sale of wet tantalum capacitors in cases in which such Consent is required for such transfer, sublease or assignment.  If any such Consent is not obtained, Seller shall use its commercially reasonable efforts to cooperate with Buyer in reasonable and lawful arrangements designed to provide Buyer the benefits thereunder and provide for Buyer to perform the obligations thereunder, including (a) adherence to reasonable procedures established by Buyer for the immediate transfer to Buyer of any payments or other funds received by Seller thereunder (other than the Receivables) and (b) enforcement for the benefit of Buyer, at Buyer’s expense, of any and all rights of Seller thereunder against the other party or parties thereto arising out of the breach or cancellation thereof by such other party or parties or otherwise and performance by Buyer, at Buyer’s expense, on behalf of Seller of the obligations thereunder.   For the avoidance of doubt, Buyer agrees to assume all obligations and liabilities of Seller with respect to the Business and the sale of wet tantalum capacitors arising under Other Customer Contracts that are not assigned to Buyer but only if and to the extent that Buyer is entitled to receive the corresponding amounts due to Buyer with respect to wet tantalum capacitors sold pursuant to such Other Customer Contracts.  Consistent with the foregoing, Buyer agrees to assume Seller’s warranty obligations concerning all Products shipped on or after the Closing Date for which Seller issues invoices to the customer pursuant to Other Customer Contracts that are not assigned to Buyer.

(d)                                 To the extent assignable, Seller hereby assigns to Buyer so much of the rights of Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors relating directly to products sold or services provided in connection with the Business or affecting the property, machinery or equipment used by Seller in the Business, to the extent that such rights related to Transferred Assets.

Section 1.07.                         No Other Representations.  Except for the express representations and warranties of Seller contained in Article III, Buyer acknowledges that Seller has not made, and Buyer has not relied upon, any other representation or warranty, express or implied, with respect to the Business or the Transferred Assets.  SELLER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, AND WARRANTIES ARISING FROM CUSTOM AND PRACTICE.  EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE III, SELLER SELLS, AND BUYER ACCEPTS, THE TRANSFERRED ASSETS ON AN “AS IS, WHERE IS” BASIS; provided, however, that nothing herein shall relieve Seller of its liability for fraud or intentional misstatement or misrepresentation.

ARTICLE II

CLOSING

Section 2.01.                         Upon the terms and subject to the conditions of this Agreement, the closing of the transaction contemplated by this Agreement (the “Closing”) is taking place at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, on September 15, 2008 (the “Closing Date”); provided that the effective time of the Closing shall be 8:00 a.m. on the Closing Date.

Section 2.02.                         Seller’s Deliveries at Closing.  At the Closing, Seller shall deliver or cause to be delivered to Buyer, the following:

(a)                                  each of the Ancillary Agreements, in each case executed by a duly authorized officer of Seller;

(b)                                 such other duly executed documents and certificates as may be required to be delivered by Seller pursuant to the terms of this Agreement; and

Section 2.03.                         Buyer’s Deliveries at Closing.  At the Closing, Buyer shall deliver, or cause to be delivered, the following:

(a)                                  the Closing Date Cash Payment to Seller by wire transfer of immediately available funds in accordance with Section 1.04 hereto;

(b)                                 each of the Ancillary Agreements, in each case executed by a duly authorized officer of Buyer that is a party thereto (or by a duly authorized officer of any direct or indirect subsidiary of Buyer Guarantor to which a Transferred Agreement is assigned) and delivered to Seller;

(c)                                  the Escrow Amount to the Escrow Agent; and

(d)                                 such other duly executed documents and certificates to Seller as may be required to be delivered by Buyer pursuant to the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

Section 3.01.                         Organization and Authority of Seller.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the requisite corporate power and authority to own, operate, lease, possess or dispose of the properties, including the Transferred Assets, that it purports to own, operate, possess or lease and to carry on its business (including the Business) as it is presently conducted.  Seller has the full legal right and all corporate power and authority to enter into this Agreement, and each of the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby.  This Agreement, and each of the Ancillary Agreements has been duly authorized, executed and delivered by Seller and no other corporate action on part of Seller is necessary to authorize this Agreement and the Ancillary Agreements or to consummate the transactions so contemplated.  This Agreement and each of the Ancillary Agreements (assuming due authorization, execution and delivery by Buyer) constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

Section 3.02.                         No Conflict.  Except as set forth on Schedule 3.02, neither the execution nor delivery of this Agreement, or the Ancillary Agreements by Seller nor the

consummation by Seller of any of the transactions contemplated hereby or thereby, will (a) conflict with or violate the Certificate of Incorporation or By-laws of Seller (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration or loss of benefits) under, any of the terms, conditions or provisions of any Contract to which Seller is a party or to which it or the Transferred Assets may be subject or which is included in the Transferred Assets or the Assumed Liabilities or (c) violate any Permit applicable to Seller, the Transferred Assets, the Assumed Liabilities or the Business; except in the cases of clauses (b) or (c) for those violations, breaches or defaults that would reasonably be expected to not have a Material Adverse Effect.

Section 3.03.                         Consents and Approvals.  Except as set forth on Schedule 3.03, the execution and delivery of this Agreement and the Ancillary Agreements by Seller do not, and the performance of this Agreement and each of the Ancillary Agreements by Seller will not, require any Consent of any Governmental Authority except as such may have been obtained, taken or made on or prior to the date hereof (other than pre-consummation trade or competition filings relating to the transaction contemplated by this Agreement as to which no representation is made although no concession is made that any such filings are required).  Other than ministerial filings with Mexican Governmental Authorities, no Consents are required in order for Buyer to move the Transferred Assets outside of Mexico.

Section 3.04.                         Financial Statements.

(a)                                  Schedule 3.04(a) sets forth a complete and accurate copy of the unaudited consolidated statements of income for the Business as of and for each of the years ended March 31, 2008, March 31, 2007 and March 31, 2006 (provided that the consolidated statement of income for the year ended March 31, 2006 shall not include any revenue or related financial information relating to operation of the Arco Tangible Assets), respectively (collectively, the “Financial Statements”), and a complete and accurate copy of the unaudited consolidated statements of income as of and for the quarter ended June 30, 2008 (the “Interim Financial Statements”).

(b)                                 Since June 30, 2008, the Business has been conducted only in the ordinary course consistent with past practice and there has been no material adverse change in the business operations, conditions or prospects, financial or otherwise, with respect to the Business or the Transferred Assets and, to Seller’s Knowledge, no such change has been threatened nor is it pending.

(c)                                  The Financial Statements and the Interim Financial Statements (as of the date thereof and for the periods covered thereby) (i) have been prepared in accordance with the books and records of Seller and the Business, (ii) are true, complete and correct in all material respects and present fairly in all material respects the results of operations of the Business for the periods indicated and (iii) have been prepared in accordance with Business Accounting Principles.

Section 3.05.                         Title to Transferred Assets; Condition and Sufficiency of Assets.

(a)                                  The Arco Intellectual Property constitutes all of the Intellectual Property acquired from Blue Skye (Lux) S.à.r.l related exclusively to wet tantalum capacitor products.  The Transferred Core Intellectual Property constitutes all of the currently existing Intellectual Property exclusively used or to be used by Seller to manufacture the products listed on Schedule 3.05(a)(i).  Other than the Transferred Intellectual Property, the rights licensed to Buyer under the Trademark License Agreement and the proprietary information, know-how and technical information transferred pursuant to this Agreement, Seller does not own or use any other Intellectual Property, proprietary information, know-how or technical information necessary for Buyer to manufacture as Seller manufactured prior to the date hereof, or necessary for the right to use, sell, offer to sell, market or import, any of the products of the Business listed on Schedules 3.05(a)(i) and 3.05(a)(ii).

(b)                                 The Equipment is in good operating condition and repair, subject to normal wear and tear, and is adequate for the uses they are put to and is not in need of maintenance and repair that is material in nature or cost.

(c)                                  Seller or its Mexican subsidiary have taken, or in a timely manner will take after the Closing, all actions necessary to ensure that the Transferred Assets imported into Mexico have been duly and legally imported in Mexico for the development of the Business under certain permits issued to the Mexican subsidiaries of Seller by the Ministry of Economy under the denominated Decreto Para el Fomento de la Industria Manufacturera Maquiladora y de Servicios de Exportación (“IMMEX”).

(d)                                 Seller has, or, with respect to the Arco Intellectual Property owned by Arcotronics, Arcotronics has, the complete and unrestricted power and the unqualified right to sell, transfer, assign and deliver, and following the Closing, Buyer will have, good and valid title to all Transferred Assets, and Seller shall so defend Buyer’s title, free and clear of all title defects or objections, mortgages, liens, claims, charges, pledges, security interests (collectively “Liens”) except for the liens described on Schedule 3.05 (“Permitted Liens”).

Section 3.06.                         Agreements.

(a)                                  The Customer Contracts are set forth on Schedule 1.06(a)(i).  Seller has previously delivered or made available to Buyer correct and complete copies of each of the Other Customer Contracts of Seller other than Other Customer Contracts that consist only of open purchase orders.

(b)                                 Each of the Other Customer Contracts is a legal, valid and binding agreement enforceable by and against Seller in accordance with its terms and in full force and effect on the date hereof.  Seller has received no notice of cancellation or termination (written or otherwise) under any option or right reserved to the other party to any Other Customer Contract or any notice of default (written or otherwise) under such agreement.  Except as otherwise disclosed on Schedule 3.06(b), neither Seller, nor to the Knowledge of Seller any other party is in breach or default of any Other Customer Contract that would cause a Material Adverse Effect and, to the Knowledge of Seller, no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such Other Customer Contract that would cause a Material Adverse Effect.  Except as separately identified in Schedule 3.06(b), no Consent of any person is needed in order that the Other Customer Contracts continue in full force and effect following the assignment of such agreements to Buyer.

(c)                                  Aside from the Customer Contracts, the orders listed on Schedule 1.01(a)(i) and Schedule 1.02(b), Contracts for tantalum wire and powder and the other Contracts listed on Schedule 3.06(c), there are no (i) Customer Contracts; (ii) written Contracts for raw materials specifically used by Seller to manufacture wet tantalum capacitors; (iii) written Contracts specifically relating to the Business pursuant to which Seller is required to pay or is entitled to receive $50,000 or more in any twelve month period or (iv) other written Contracts specifically relating to the Business that are material to the Business as conducted by Seller.

(d)                                 Seller is not a party to a Contract that will in any way restrict or limit the conduct of the Business by Buyer or the use of the Transferred Assets by Buyer, including without limitation any joint venture or other cooperative.

Section 3.07.                         Intellectual Property Rights.

(a)                                  Schedule 3.07 sets forth a complete and accurate list of all United States and foreign issued or registered Intellectual Property (including but not limited to patents, copyrights and trademarks), and all applications therefor, used in connection with the Business, indicating for each the applicable jurisdiction, issuance/registration/application number, and dates of filing/issuance/registration.

(b)                                 Except as set forth on Schedule 3.07, Seller is the sole and exclusive owner of the Transferred Intellectual Property used in connection with the Business, free and clear of all liens, claims, charges and encumbrances and free from contractual restrictions and any other restriction.  In each case where any patent, registered trademark, registered copyright, or the like used in connection with the Business is held by Seller by assignment, the assignment has been duly and properly recorded with the U.S. Copyright Office, the U.S. Patent and Trademark Office or the corresponding foreign authorities, as the case may be, to preserve all of Seller’s rights.

(c)                                  Seller has the full right and authority to conduct the Business and use the Transferred Intellectual Property used in connection with the Business in the manner in which they are currently being conducted and used and, to the Knowledge of Seller, such activities do not conflict with, violate, misappropriate or infringe on the rights of any other Person.

(d)                                 No Action has been asserted, nor to the Knowledge of Seller has any Action been threatened, verbally or otherwise, by any Person (i) challenging, or seeking to deny or restrict, the use by Seller of any Transferred Intellectual Property or (ii) alleging the violation, misappropriation, or infringement by Seller in connection with its conduct of the Business or its use of Transferred Intellectual Property.  Seller has not asserted or threatened any Action against (i) any Person based upon any Intellectual Property related to the Business or (ii) any Intellectual Property owned by any other Person.

(e)                                  No Person, other than Seller and Arcotronics, is authorized to use any of the trademarks “KEMET”, “CASTANET” and “ARCOTRONICS” or, to Seller’s Knowledge, any other Intellectual Property owned by Seller, with respect to the manufacture, marketing, distribution, use, importation or sale of wet tantalum capacitors or otherwise in competition with any aspect of the Business except as set forth on Schedule 3.07(e).

(f)                                    No Contract, agreement or understanding between Seller and any Person exists which could impede or prevent the continued use by Seller or, following the Closing, Buyer in and to the Transferred Intellectual Property or which could result in the grant of any rights therein to another Person.  No registered or issued Transferred Intellectual Property set forth in Schedule 3.07 has, to Seller’s Knowledge, lapsed, expired, or been abandoned or canceled, or is subject to any pending or threatened opposition, cancellation proceeding before the U.S. Patent and Trademark Office or the U.S. Copyright Office or other U.S. or foreign proceeding.

(g)                                 To the Knowledge of Seller, all employees and independent contractors of Seller who created, prepared, developed or conceived any inventions, discoveries, trade secrets, ideas or works of authorship, whether or not patented or patentable or otherwise protectable under law, have duly assigned all of their rights therein to Seller pursuant to valid and enforceable written agreements.

(h)                                 Schedule 3.07(h) lists all computer software, code, programs, databases, and computer services, other than commercially available off-the-shelf items costing less than $500 per licensed user/copy, which are necessary to operate the Equipment.

Section 3.08.                         Litigation.  Except as set forth in Schedule 3.08, (i) no Action is pending or, to the Knowledge of Seller, threatened that questions the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken in connection with this Agreement or any Ancillary Agreement, or which seeks to delay or prevent the consummation of the transactions being consummated hereby or thereby; (ii) no Action is pending or, to the Knowledge of Seller, threatened, that relate to or otherwise affect any of the Transferred Assets, the Assumed Liabilities or the Business; and (iii) there are no outstanding judgments, writs, injunctions, orders, decrees or settlements that apply, in whole or in part, to any of the Transferred Assets, the Assumed Liabilities, or the Business, that restrict the ownership or use of any Transferred Assets, the Assumed Liabilities or the Business in any way.

Section 3.09.                         Permits; Compliance with Laws.

(a)                                  All Permits required with respect to the Business have been legally obtained and maintained and are valid and in full force and effect.  Seller is duly licensed to conduct the Business as presently conducted in all jurisdictions in which the Business is conducted and is in compliance with all of the terms and conditions of such licenses.  There has been no material change in the facts or circumstances reported or assumed in the application for or granting of any Permits.  No outstanding violations are or have been recorded in respect of any of the Permits.  No proceeding is pending or, to Seller’s Knowledge, threatened, to suspend, revoke, withdraw, modify or limit any Permit, and, to Seller’s Knowledge, there is no fact, error or admission relevant to any Permit that would permit the suspension, revocation, withdrawal, modification or limitation of, or result in the threatened suspension, revocation, withdrawal, modification or limitation of, or in the loss of any Permit.

(b)                                 The Business is being and has been conducted in compliance in all material respects with all Permits and applicable Laws.  Seller is not in violation of any Laws applicable to the Business by which any of the Transferred Assets is bound or affected, other than those violations which do not have a Material Adverse Effect.  Except as disclosed on Schedule 3.09(b), Seller has not taken any action, or failed to take any action, which might, to any extent, prevent, impede or result in the revocation of the vesting in Buyer of good and valid title to the Transferred Assets (or any portion thereof) free and clear of all claims and interests of creditors and equity security holders.

(c)                                  There are no Permits required to conduct the Business as and where it is presently being conducted and which relate specifically to the manufacturing process for wet tantalum capacitors.

(d)                                 Except as set forth on Schedule 3.09 hereto, Seller has not received any notification that it is in violation of any applicable building, zoning, anti-pollution, environmental, health or other Law in respect of the Business and no such violation exists.

Section 3.10.                         Government Contracts.

(a)                                  “Government Contracts” shall mean all current Contracts pursuant to which the Business has generated and/or is expected to generate revenues in excess of $50,000: (i) between Seller and the United States Government, including any blanket purchase agreements, task orders, or other agreements thereunder; and (ii) between Seller and any entity which is a party to a Contract or other agreement with the United States Government in which Seller participates in the bid or contract process.  Seller is not a party to any current dispute relating to a Government Contract.  Seller has not, with respect to any Governmental Contract, received notice that Seller has breached or violated any Law, order, certification, representation, clause, provision, or requirement with respect to any such Government Contract.  There are no current or, to the Knowledge of Seller, threatened claims, appeals, “Requests for Equitable Adjustment,” protests, or lawsuits (including, without limitation, any qui tam suit brought under the False Claims Act, 31 U.S.C. 3729), against Seller arising out of or relating to any Government Contract.

(b)                                 During the past five (5) years, Seller has not been suspended or debarred from doing business with the United States Government, nor has any such suspension or debarment action been threatened, proposed, or commenced.  To the Knowledge of Seller, there is no valid basis, or specific circumstances that with the passage of time would become a basis, for Seller’s suspension or debarment from doing business with the United States Government.

(c)                                  Neither Seller, nor, to the Knowledge of Seller, any of Seller’s officers, directors, or employees, has knowingly provided to any person any false or misleading information with respect to Seller, or any of its officers, directors, equityholders or employees, in connection with the procurement of, performance under or renewal of, any Government Contract.

Section 3.11.                         Insurance.  Seller or its Affiliates have in place insurance policies with respect to the Transferred Assets and the Business in amounts and types that are customary in the industry for similar assets and sufficient to cover the full value of the Tangible Personal Property, and all such policies are valid and in full force and effect.  Schedule 3.11 contains a complete and accurate list and an accurate summary of all property, commercial general liability, workers’ compensation and automobile liability insurance policies currently maintained relating to the Transferred Assets or the Business.  Such policies, as are current, are valid and in full force and effect, all premiums due thereon have been paid, Seller and, if applicable, its Affiliates, have complied with the material provisions of such policies, and all such policies either specifically include Seller as named insured or include omnibus named insured language which generally includes Seller, and Seller or its Affiliates have not received any notification of cancellation, modification or denial of renewal of any such policies, except as set forth on Schedule 3.11.

Section 3.12.                         Employees and Related Matters.  There are no pending or threatened disputes, grievances, charges, complaints, petitions or proceedings involving the employees of Seller that could be reasonably expected to have a Material Adverse Effect and there are no pending or threatened strikes, lockouts or general work stoppages involving employees of Seller which could cause a cessation of operation of the Business or any facility where the Business is conducted and Seller is not subject to show cause, notices or debarment or administrative procedure involving any Governmental Authority related to its employees practices with respect to the Business that could reasonably be expected to result in a Material Adverse Effect.

Section 3.13.                         Customers and Suppliers.  Schedule 3.13 sets forth a list of (x) the ten (10) largest customers of the Business in terms of sales during the fiscal year ended March 31, 2008 and for Arcotronics, year-to-date as of July 31, 2008 and for Seller and its subsidiaries, year-to-date as of August 20, 2008, showing the approximate total sales by the Business to each such customer during such periods, respectively, and (y) the ten (10) largest suppliers to the Business during the fiscal year ended March 31, 2008 and for the quarter ended June 30, 2008, measured by dollar volume of purchases.  Except as set forth in Schedule 3.13, Seller has received no notice of termination and is not aware of an intention to terminate the relationship with the Business or significantly reduce the volume of the Business from any customer or supplier named in Schedule 3.13.  The list of customers provided by Seller in accordance with Section 5.02 is true and correct.

Section 3.14.                         Product Liability.  Except as set forth in Schedule 3.14 hereto, no Action has been commenced in the five year period immediately preceding the date of this Agreement, is currently pending or, to Seller’s Knowledge, threatened, against or involving the Business relating to any product alleged to have been manufactured or sold by Seller in connection with the Business and alleged to have been defective, or improperly designed or manufactured.

Section 3.15.                         Environmental Compliance.

(a)                                  Each of Seller and its Affiliates is in compliance in all material respects with the Mexican General Law of Ecological Equilibrium and Environmental Protection, its Regulations and Mexican Official Standards that may apply (the “Mexican Environmental Legislation”), as well as all applicable federal, foreign, state and local environmental laws, rules and regulations, including, without limitation, those applicable to emissions to the environment, waste management and waste disposal, except for such noncompliance which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

(b)                                 No lien has been imposed or asserted on any of the Transferred Assets, the Business or the Assumed Liabilities by any Governmental Authority or other person in connection with any Mexican Environmental Law or Environmental Condition.

(c)                                  Seller has discharged all of its obligations pertaining to the operation of the Business.  Seller (i) has all environmental permits necessary for the activities and operations of the Business and for any past or ongoing alterations or improvements at its facilities in Ciudad Victoria and Matamoros, State of Tamaulipas, Mexico, and (ii) is not in violation of any such environmental permits and has applied for renewals where necessary.

Section 3.16.                         Foreign Practices Act.  Seller has not, directly or indirectly, at any time directly in connection with the Business made any payment to any state, federal or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments or contributions required or allowed by applicable law.  Seller’s internal accounting controls and procedures with respect to the Business are sufficient to cause Seller to comply in all material respects with the Foreign Corrupt Practices Act of 1977, as amended.

Section 3.17.                         Inventory.  At the Closing, the Inventory will be items of good quality and usable or saleable by the Business in the ordinary course of business consistent with past practice and merchantable and fit for the purpose for which such Inventory was procured or manufactured.

Section 3.18.                         Transactions with Affiliates.  Except as set forth on Schedule 3.18, no officer, director, employee, agent or representative of Seller, nor any spouse or child of any of them or any Person affiliated with any of them (each a “Related Person”), has any interest in any assets or properties used in or pertaining to the Business, to the extent related to the Transferred Assets or Assumed Liabilities.  No Related Person has, or owns any Person who has, directly or indirectly, and whether on an individual, joint or other basis, any equity interest or any other financial or profit interest in a Person that has (i) had business dealings with Seller pertaining to the Business or (ii) engaged in competition with the Business, to the extent related to the Transferred Assets or the Assumed Liabilities.

Section 3.19.                         Taxes.

(a)                                  Except as set forth on Schedule 3.19, all tax returns or information statements required to be filed by or on account of the Transferred Assets, the Assumed Liabilities or the Business have been filed before the federal, state or local tax authorities, and all statements and information contained therein are true and correct in all material respects and Seller has paid or caused to be paid all Taxes which have become due pursuant to such returns or pursuant to any assessments which have been levied on Seller.  Except as set forth on Schedule 3.19, to Seller’s Knowledge, there is no tax deficiency proposed or threatened by any governmental or regulatory agency against the Business, or the Transferred Assets.  Except as set forth on Schedule 3.19, no audit of any tax return of Seller with respect to the Business, or the Transferred Assets is in progress.

(b)                                 All Taxes with respect to the Business, the Assumed Liabilities and the Transferred Assets not yet due but incurred on or before the execution of this Agreement (including, without limitation, Taxes arising out of the transactions contemplated hereby) are or will be adequately disclosed to Buyer in order to ascertain that there is no contingent liability that may be charged to Seller affecting the Business, the Assumed Liabilities or the Transferred Assets.

Section 3.20.                         Brokers and Finders.  Except as set forth on Schedule 3.20, neither Seller nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 3.21.                         No Misleading Statements.  To the Knowledge of Seller, it has not failed to disclose to Buyer in writing any fact that has specific application to the Business (other than general economic or industry conditions) that could reasonably be expected to have a Material Adverse Effect on the Business.  No representation or warranty contained in this Agreement contains any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make any of them, in light of the circumstances under which it was made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 4.01.                         Organization and Authority of Buyer.  Buyer is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Buyer has the full legal right and all corporate power and authority to enter into this Agreement, and each of the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby.  This Agreement, and each of the Ancillary Agreements has been duly authorized, executed and delivered by Buyer and no other corporate action on part of Buyer is necessary to authorize this Agreement and the Ancillary Agreements or to consummate the transactions so contemplated.  This Agreement and each of the Ancillary Agreements (assuming due authorization, execution and delivery by Seller) constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

Section 4.02.                         No Conflict.  Neither the execution nor delivery of this Agreement, or the Ancillary Agreements by Buyer nor the consummation by Buyer of any of the transactions contemplated hereby or thereby, will (a) conflict with or violate the certificate of incorporation, by-laws, or similar organizational documents of Buyer (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration or loss of benefits) under, any of the terms, conditions or provisions of any Contract to which Buyer is a party or (c) violate any Permit applicable to Buyer; except in the cases of clauses (b) or (c) for those violations, breaches or defaults that would reasonably be expected to not have a material adverse affect on the ability of Buyer to consummate the transactions contemplated by this Agreement and each of the Ancillary Agreements.

Section 4.03.                         Consents and Approvals.  The execution and delivery of this Agreement and each of the Ancillary Agreements by Buyer does not, and the performance of this Agreement and each of the Ancillary Agreements by Buyer will not, require any Permit or Consent of any Governmental Authority or any other Person except as such may have been obtained, taken or made on or prior to the date hereof (other than pre-consummation trade or competition filings relating to the transaction contemplated by this Agreement as to which no representation is made although no concession is made that any such filings are required).

Section 4.04.                         Litigation.  No Action is pending or, to the Knowledge of Buyer, threatened against Buyer which seeks to delay or prevent the consummation of the transactions contemplated hereby or which may adversely affect or restrict Buyer’s ability to consummate the transactions contemplated hereby.

Section 4.05.                         Brokers and Finders.  Neither Buyer, nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS OF THE PARTIES

Section 5.01.                         Employees.  In addition to the Retained Liabilities, Seller shall retain all liabilities and claims for salary, bonuses, back-pay, commissions, benefits or other compensation based claims due employees or former employees of Seller (whether or not engaged in the Business) arising prior to, as a result of, or following the Closing.

Section 5.02.                         Customers.  Immediately after the Closing, Seller shall provide to Buyer a list of each of the customers of the Business during the fiscal year ended March 31, 2008 and the quarter ended June 30, 2008, showing the approximate total sales by the Business to each such customer during such periods.

Section 5.03.                         Transfer Taxes.  Notwithstanding any other provision of this Agreement, all transfer, registration, stamp, documentary, sales and similar taxes (including all applicable real estate transfer or gains taxes), and any penalties, interest and additions to tax, incurred in connection with this Agreement or the transfer of the Business and the Transferred Assets shall be the responsibility of and be timely paid by Seller.  Seller and Buyer shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

Section 5.04.                         Further Action.

(a)                                  Each of the parties hereto shall execute such documents (including, without limitation, the Ancillary Agreements) and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby, at or after the Closing, to evidence the consummation of the transactions consummated pursuant to this Agreement.  Upon the terms and subject to the conditions hereof, each of the parties hereto shall take, or cause to be taken, all actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to obtain in a timely manner all necessary waivers and Consents and to effect all necessary registrations and filings.  Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, at the requesting party’s expense, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of financial reports or tax returns, (ii) the determination or enforcement of rights and obligations under this Agreement or any of the Ancillary Agreements, (iii) compliance with the requirements of any Governmental Authority, or (v) in connection with any actual or threatened Action or proceeding, but in each case only to the extent that such access does not unreasonably interfere with the business and operations of the party providing such access.  The requesting party shall provide a written request to access such information (which written request shall include the reason for such party’s request to access such information) within a reasonable time prior to the requested date of access.  Further, each party agrees for a period extending for five (5) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party does not agree in writing to take possession thereof during the ten (10) day period after such offer is made.  Any information obtained by a party in accordance with this subsection shall be held confidential by such party in accordance with Section 5.07.

Section 5.05.                         Assets After the Closing.  If Seller shall, at any time after the Closing, receive any Transferred Assets (including any payments relating to any Transferred Agreements, to the extent performed after the Closing), it shall promptly deliver such assets or property to Buyer.

Section 5.06.                         Non-Compete.

(a)                                  From the Closing and for a period of seven (7) years thereafter (the “Non-Compete Period”), Seller and Seller Guarantor shall not, and shall cause their Affiliates not to, directly or indirectly, engage in, hold an interest in, lend funds to, own, manage, operate, control, direct, be connected with as a stockholder (other than as a holder of less than two percent (2%)

of a publicly-traded security), joint venturer, partner or consultant, or otherwise engage or advise, specifically with respect to the development, production, manufacture or sale of wet tantalum capacitors, any Person seeking to engage in the business of developing, producing, manufacturing or selling (through subcontract or otherwise) wet tantalum capacitors anywhere in the world.

(b)                                 If, at the time of enforcement of Section 5.06, a court or arbitrator holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area determined to be reasonable under the circumstances by such court or arbitrator, as applicable.

Section 5.07.                         Confidential Information.  Seller acknowledges and agrees that (i) it has Confidential Information (as defined below) and that such Confidential Information does and will constitute valuable, special and unique property of Buyer from and after the Closing Date and (ii) for a period of seven (7) years after the Closing Date, it will not, directly or indirectly, and will cause its Affiliates not to, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Buyer or employees or agents of Seller with a need to know, provided such Confidential Information is not used in violation of this Agreement, or use or otherwise exploit for its own benefit or for the benefit of anyone other than Buyer, any Confidential Information.  Seller shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by Law; provided, however, that in the event disclosure is required by applicable Law, Seller shall, to the extent reasonably possible, provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer may seek an appropriate protective order.  For purposes of this Section 5.07, “Confidential Information” shall mean any confidential information with respect to the Business, including, without limitation, methods of operation, pending or completed acquisitions of any company, division, product line or other business unit, prices, fees, costs, plans, designs, technology, inventions, trade secrets, know-how, software, marketing methods, policies, plans, personnel, customers, suppliers, publishers, competitors, markets or other specialized information or proprietary matters but shall not include any such information to the extent that it relates to the business or operations of Seller, other than the Business.  The term “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (a) is generally available to the public on the date of this Agreement, (b) becomes generally available to the public other than as a result of a disclosure by Seller not otherwise permissible thereunder or (c) Seller learns from other sources where such sources have not violated their confidentiality obligation to Buyer.  Nothing herein shall be construed as a license or other grant to Seller or any of its Affiliates of permission to use the Transferred Intellectual Property whether during or after the aforesaid seven (7) year period.

Section 5.08.                         Vishay Intellectual Property.  Seller acknowledges that the Intellectual Property listed on Schedule 5.08 (the “Vishay Intellectual Property”) is owned by Buyer Guarantor or an Affiliate of Buyer Guarantor.  Seller covenants not to, directly or indirectly, dispute, challenge, or impair the validity or enforceability of, or any right, title or interest in or to, the Vishay Intellectual Property, exclusively as it relates to wet tantalum capacitors and has not expired under applicable Law.

Section 5.09.                         Access.  Each party shall provide the other party reasonable access during regular business hours to all records relating to the Business (with the right to photocopy at the requesting party’s expense) in connection with any and all regulatory compliance by either party or investigation by any Governmental Authority of Seller or Buyer or the Business prior to or after the Closing (including, without limitation, the Mexican Ministry of Treasury and Public Credit, the Mexican Internal Revenue Service and environmental regulatory agencies) and pending or threatened litigation matters to which Seller or Buyer may be or hereafter becomes subject with respect to the Business.

ARTICLE VI

INDEMNIFICATION

Section 6.01.                         Survival.  The parties hereto agree that the representations and warranties of the parties contained in this Agreement, any schedule hereto or any certificate delivered pursuant hereto, and the indemnification obligations in Sections 6.02(a)(i) and 6.02(b)(i) with respect to such representations and warranties, shall terminate twelve (12) months after the Closing Date; provided that (a) the representations and warranties contained in 3.18 (Taxes), 3.19 (Brokers and Finders) and 4.05 (Brokers and Finders), and the indemnification obligations related thereto, shall terminate thirty (30) days following the expiration of the applicable statutory period of limitations and (b) the representations and warranties contained in 3.05(a) (Transferred Intellectual Property), and the indemnification obligations related thereto, shall terminate thirty-six (36) months after the Closing Date, and (c) the representations and warranties contain in Sections 3.01 (Organization and Authority of Seller), 3.05(c) (Title to Transferred Assets), 3.15 (Environmental Compliance) and 4.01 (Organization and Authority of Buyer), and the indemnification obligations related thereto, shall survive the Closing indefinitely; provided that if a claim shall have been made in good faith with respect to any representation or warranty prior to the expiration of the applicable survival period such claim shall continue to be subject to indemnification notwithstanding the expiration of such period.  The covenants and agreements of the parties contained in this Agreement shall survive and remain in full force and effect for the applicable period specified therein, or if no such period is specified, indefinitely.  The provisions of this Article VI shall survive for so long as any other Section of this Agreement shall survive.

Section 6.02.                         Indemnification Obligations.

(a)                                  Seller shall indemnify, defend and hold harmless Buyer and any subsidiary, associate, Affiliate, director, officer, member, manager or agent of Buyer, and their respective representatives, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) from and against, and pay on behalf of or reimburse such party in respect of, as and when incurred, any and all losses, liabilities, demands, claims, Actions, costs, damages, judgments, debts, settlements, assessments, deficiencies, Taxes, penalties, fines or expenses, whether or not arising out of any claims by or on behalf of a third party, including interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Losses”) which any such party may suffer, sustain or become subject to, as a result of, in connection with, or relating to or by virtue of:

(i)                                     any inaccuracy in, or breach of, any representation or warranty made by either Seller under this Agreement, the Bill of Sale, Assignment and Assumption Agreements, or the Escrow Agreement, including any certificate, exhibit or schedule provided by Seller in connection with the transactions contemplated herein;

(ii)                                  any breach or non-fulfillment of any covenant or agreement on the part of Seller under this Agreement, the Bill of Sale, Assignment and Assumption Agreements, the Trademark License Agreement, or the Escrow Agreement;

(iii)                               the ownership or operation of the Transferred Assets on or prior to the Closing Date, or the conduct or operation of the Business on or prior to the Closing Date, or the activities of Seller in connection with the Transferred Assets or the Business on or prior to the Closing Date;

(iv)                              any liabilities of Seller arising out of (x) any employee dispute or the violation of any Mexican labor Law, rule or regulation or (y) the violation of any Mexican Environmental Law, rule or regulation.

(v)                                 Seller’s failure to comply with applicable bulk sale or bulk transfer laws as set forth in Section 7.04;

(vi)                              any fees, expenses or other payments incurred or owed by Seller to any agent, broker, investment banker or other firm or Person retained or employed in connection with the transactions contemplated by this Agreement; or

(vii)                           the Retained Liabilities.

For the avoidance of doubt, in no event will Seller be required to indemnify any Buyer Indemnified Party for any Loss relating to the assignment of any Contract in connection with this Agreement or the failure by Buyer or Seller to obtain a third party consent to the assignment of any Contract in connection with this Agreement, except to the extent of the obligations of Seller under Section 1.06.

(b)                                 Buyer shall indemnify, defend and hold harmless Seller and any subsidiary, associate, Affiliate, director, officer, stockholder or agent of Seller and their respective representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) from and against, and pay on behalf of or reimburse such party in respect of, as and when incurred, any and all Losses which any such party may suffer, sustain or become subject to, as a result of, in connection with, or relating to or by virtue of:

(i)                                     any inaccuracy in, or breach of, any representation or warranty made by Buyer under this Agreement, the Bill of Sale, Assignment and Assumption Agreements, or the Escrow Agreement, including any certificate or exhibit provided by Buyer in connection with the transactions contemplated herein;

(ii)                                  any breach or non-fulfillment of any covenant or agreement on the part of Buyer under this Agreement, the Bill of Sale, Assignment and Assumption Agreements, or the Escrow Agreement;

(iii)          the ownership or operation of the Transferred Assets after the Closing Date, or the conduct or operation of the Business after the Closing Date, or the activities of Buyer in connection with the Transferred Assets or the Business after the Closing Date, except for the Retained Liabilities and subject to the provisions of the Transitions Services Agreement;

(iv)          any fees, expenses or other payments incurred or owed by Buyer to any agent, broker, investment banker or other firm or Person retained or employed in connection with the transactions contemplated by this Agreement; or

(v)           the Assumed Liabilities.

(c)           The right to indemnification or any other remedy based on any representation, warranty, covenant or agreement hereunder shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement.  The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

Section 6.03.        Indemnification Procedure.

(a)           If any Buyer Indemnified Party or Seller Indemnified Party (collectively, the “Indemnified Parties”) intends to seek indemnification pursuant to this Article VI, such Indemnified Party shall promptly notify Seller, if the Indemnified Party is a Buyer Indemnified Party (the “Seller Indemnifying Parties”), or Buyer, if the Indemnified Party is a Seller Indemnified Party (the “Buyer Indemnifying Parties” and, together with Seller Indemnifying Parties, the “Indemnifying Parties”), in writing of such claim with reasonable particularity.  The Indemnified Party will provide the Indemnifying Parties with prompt notice of any third party claim in respect of which indemnification is sought.  The failure to provide such notice will not affect any rights hereunder except to the extent the Indemnifying Parties are materially prejudiced thereby.

(b)           If such claim involves a claim by a third party against the Indemnified Parties, the Indemnifying Parties may, within thirty (30) calendar days after receipt of such notice and upon notice to the Indemnified Parties, assume, through counsel of their own choosing and at their own expense, the settlement or defense thereof, and the Indemnified Parties shall reasonably cooperate with them in connection therewith.  In the event the Indemnifying Parties elect to assume the settlement or defense of such third party claim, the Indemnified Parties shall be permitted to participate in such settlement or defense through one counsel chosen (and one local counsel in any applicable jurisdiction) by them, the expense of which will be the obligation of the Indemnified Parties; unless an Indemnified Party is a named party to such action or suit and the Indemnified Parties have reasonably determined that there may be a conflict of interest between the Indemnifying Parties and such Indemnified Party, then the Indemnifying Parties shall pay the reasonable fees and expenses of one counsel chosen (and one local counsel in any applicable jurisdiction) by the Indemnified Parties.  Notwithstanding anything in this Section 6.03 to the contrary, no Indemnifying Party may, without the prior written consent of the Indemnified Parties, such consent not to be unreasonably withheld, settle or compromise any action or consent to the entry of any judgment, unless the terms of such settlement release the Indemnified Parties from any and all liability with respect to such action or suit and do not contain any admission of liability or culpability of the Indemnified Parties.  So long as the Indemnifying Parties are contesting any such claim in good faith, the Indemnified Parties shall not pay or settle any such claim without the Indemnifying Parties’ Consent, which Consent shall not to be unreasonably withheld or delayed.  If the Indemnifying Parties do not give notice within a reasonable time that they elect to assume the settlement or defense of such claim or suit, then the Indemnified Parties may conduct and control, through counsel of their own choosing and at the expense of the Indemnifying Parties, the settlement or defense thereof, and the Indemnifying Parties shall cooperate with it in connection therewith; provided, however, that (i) the Indemnified Parties shall not consent to the entry of any judgment or to any settlement of such claim without the prior written consent of the Indemnifying Parties, not to be unreasonably withheld or delayed; and (ii) the Indemnifying Parties shall have the right at any point to participate in the Indemnified Parties’ defense, to attend meetings and conferences, and to review such information and documents in the Indemnified Parties’ possession as they may reasonably request concerning such action or suit except where such participation, attendance or review would (x) void any claim of privilege by an Indemnified Party or (y) materially impair any legal defense or claim of an Indemnified Party.  The failure of the Indemnified Parties to participate in, conduct or control such defense shall not relieve the Indemnifying Parties of any obligation they may have hereunder.

Section 6.04.        Indemnification Amounts.

(a)                                  Basket.  Notwithstanding anything contained herein to the contrary, an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 6.02(a)(i) or 6.02(b)(i) hereto unless and until the dollar amount of all indemnifiable Losses in the aggregate exceeds $250,000 (the “Basket”), in which case the Indemnifying Party will be obligated to indemnify the Indemnified Party for all indemnifiable Losses in excess of $250,000.

(b)                                 Seller’s Cap.  Subject to Section 6.04(d), (f), and (g), the maximum aggregate liability of all Seller Indemnified Parties under Section 6.02(a)(i) for all Losses shall be 30% of the Purchase Price (“Seller’s Cap”).

(c)                                  Buyer’s Cap.  Subject to Section 6.04(e), (f), and (g), the maximum aggregate liability of all Buyer Indemnified Parties under Section 6.02(b)(i) for all Losses shall be 30% of the Purchase Price (“Buyer’s Cap”).

(d)                                 Exclusions from Seller’s Cap.  Notwithstanding the foregoing, the following Losses shall not be subject to the provisions of Seller’s Cap and a Buyer Indemnified Party shall be entitled to indemnification with respect to such Losses in accordance with this Article VI as though Seller’s Cap was not a part of this Agreement:

(i)            Losses relating to or caused by or resulting from the breach of the representations and warranties contained in Sections 3.01 (Organization and

Authority of Seller), 3.05(d) (Title to Transferred Assets) and 3.20 (Brokers and Finders); and

(ii)           Losses relating to, caused by or resulting from the actual fraud or intentional misrepresentation of Seller under this Agreement.

(e)                                  Exclusions from Buyer’s Cap.  Notwithstanding the foregoing, the following Losses shall not be subject to the provisions of Buyer’s Cap and a Seller Indemnified Party shall be entitled to indemnification with respect to such Losses in accordance with this Article VI as though Buyer’s Cap was not a part of this Agreement:

(i)                                     Losses relating to or caused by or resulting from the breach of the representations and warranties contained in Sections 4.01 (Organization and Authority of Buyer) and 4.05 (Brokers and Finders); and

(ii)                                  Losses relating to, caused by or resulting from the actual fraud or intentional misrepresentation of Buyer under this Agreement.

(f)                                    Computation of Losses.  The amount of any liability of Seller under Section 6.02(a) shall be computed net of any tax benefit to Buyer Indemnified Parties actually received by Buyer Indemnified Parties, net of any insurance proceeds actually received by Buyer Indemnified Parties, and net of any indemnity, contribution, or other similar payment actually received by any Buyer Indemnified Party with respect to the matter out of which such liability arose.  The amount of any liability of Buyer under Section 6.02(b) shall be computed net of any tax benefit to Seller Indemnified Parties actually received by Seller Indemnified Parties, net of any insurance proceeds actually received by Seller Indemnified Parties, and net of any indemnity, contribution, or other similar payment actually received by any Seller Indemnified Party with respect to the matter out of which such liability arose.

(g)                                 No Special Damages.  Notwithstanding anything to the contrary contained herein, no Indemnifying Party shall be liable or responsible to any Indemnified Party for special, punitive, incidental, consequential, or multiplied damages or for lost profits, except as reducing the value of the Business or the Transferred Assets and except as required to be paid to a third-party claimant.

Section 6.05.        Tax Treatment of Indemnification.  For all Tax purposes, the parties hereto agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Purchase Price, except as otherwise required by applicable Law.

Section 6.06.        Escrow Amount.  The obligation of Seller under Section 6.02(a) shall be satisfied first from the Escrow Amount and, if the Escrow Amount is inadequate to provide indemnification to Buyer as provided in Section 6.02(a), from Seller, subject to the limitations set forth in Section 6.04(a), (b), (f) and (g).

Section 6.07.        Exclusive Remedy.  The right to receive indemnification pursuant to this Article VI shall be the sole and exclusive remedy of any Indemnified Party with respect to liability of Seller and Buyer for a breach or inaccuracy of a representation or warranty or the breach of any covenant in this Agreement, the Bill of Sale, Assignment and Assumption Agreements, the Trademark License Agreement, the Escrow Agreement, and any certificate furnished hereunder, or conduct otherwise relating to the negotiation and completion of the transactions contemplated in this Agreement; provided, however, that nothing herein shall preclude a party from seeking specific performance or injunctive relief or bringing an action for fraud or intentional misrepresentation.

ARTICLE VII

GENERAL PROVISIONS

Section 7.01.        Publicity.  No publicity release or announcement concerning this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby shall be issued without advance approval of the form and substance thereof by Seller and Buyer, except as many otherwise be required by applicable Law (in which case the party making such release or announcement will provide concurrent or, if practicable, prior notice to the other parties hereto).  Neither party shall take any action which is intended, or could reasonably be expected, to harm, disparage, defame, slander, or lead to unwanted or unfavorable publicity for the other party with respect to the Business or the transactions contemplated by this Agreement, or otherwise take any action which might detrimentally affect the reputation, image, relationships or public view of the other party with respect to the Business or the transactions contemplated by this Agreement.

Section 7.02.        Specific Performance.  The parties hereto agree that money damages would not be a sufficient remedy for a breach of Sections 5.03, 5.04, 5.05, 5.06 and 7.01 of this Agreement by Seller or Buyer because of the difficulty of ascertaining the amount of damage that will be suffered in connection therewith, that each party would be irreparably damaged in the event any such obligation of the other party is not performed in accordance with its specific terms and that each party shall be entitled to equitable relief (including injunction and specific performance) in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, as a remedy, for any breach or to prevent any breach of such provisions.  Such remedies shall not be deemed to be exclusive for a breach or anticipatory breach of this Agreement, but shall be in addition to all other remedies available at law or equity.  The parties waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

Section 7.03.        Expenses.  All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 7.04.        Bulk Transfer Laws.  Buyer hereby waives compliance by Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Business to Buyer; provided, however, that nothing in this Section 7.04 shall be construed (i) as an indication that Buyer or Seller has determined that any bulk sale or transfer law is applicable to the sale of the Business or (ii) to undermine Seller’s absolute obligation to pay the Retained Liabilities.

Section 7.05.        Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered if delivered personally; (ii) five (5) days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) business day after being sent via a nationally recognized overnight courier service; or (iv) upon receipt of electronic or other confirmation of transmission if sent via facsimile to the parties or their assignees at the following addresses and facsimile numbers, or at such other addresses or facsimile numbers as the parties may designate by written notice in accordance with this Section 7.05, except that notices of changes of address shall be effective upon receipt:

(a)           if to Seller:

KEMET Electronics Corporation
2835 KEMET Way
Simpsonville, SC 29681
Tel:  (864) 963-6300
Fax: (954) 766-2805
Attention:  R. James (“Jamie”) Assaf, Esq., Vice President, General Counsel

with a copy to:

Wyche Burgess Freeman & Parham, P.A.

44  East Camperdown Way

Greenville, SC 29601-3512

Fax: (864) 235-8900

Attn:  Carl F. Muller, Esq.

(b)           if to Buyer:

Vishay Intertechnology, Inc.

63 Lancaster Avenue

Malvern, PA  19355
Fax:  (610) 889-2161
Attn:  Dr. Lior Yahalomi, Chief Financial Officer

with a copy to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Fax: (212) 715-8000
Attn:  Abbe L. Dienstag, Esq.

Section 7.06.        Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.07.        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 7.08.        Assignment.  The rights and obligations of each party under this Agreement may not be assigned by any party, whether by operation of law or otherwise, without the express written consent of the other party hereto, except that Buyer may assign its rights and obligations to a wholly-owned subsidiary of Buyer Guarantor at any time.

Section 7.09.        Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the exhibits and schedules attached hereto) and other documents delivered at the Closing pursuant hereto contain the entire understanding of the parties in respect of its subject matter and supersede all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter.  The parties agree that prior drafts of this Agreement shall not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect thereto.  The exhibits and schedules constitute a part hereof as though set forth in full above.  Except for persons expressly stated herein to be indemnitees or as otherwise expressly stated herein, this Agreement is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

Section 7.10.        Governing Law.  This Agreement, the schedules attached hereto and the Ancillary Agreements shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed and to be performed in that state, without regard to principles of conflicts of laws.

Section 7.11.        Counterparts; Effectiveness of Agreement.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

KEMET ELECTRONICS CORPORATION

By:	/s/ PER-OLOF LOOF
Name: Per-Olof Loof
Title: Chief Executive Officer

SILICONIX TECHNOLOGY C.V.

By:	/s/ STEVEN KLAUSNER
Name: Steven Klausner
Title: Assistant Treasurer

On behalf of Siliconix incorporated, member of Vishay Siliconix LLC, General Partner of Siliconix Technology C.V.

GUARANTEE

Vishay Intertechnology, Inc. (“Buyer Guarantor”) irrevocably guarantees each and every representation, warranty, covenant, agreement and other obligation of Buyer, and/or any of their respective permitted assigns (and where any such representation or warranty is made to the knowledge of Buyer, such representation or warranty shall be deemed made to the knowledge of Buyer Guarantor), and the full and timely performance of their respective obligations under the provisions of the foregoing Agreement. This is a guarantee of payment and performance, and not of collection, and Buyer Guarantor acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of Buyer’s obligations or liabilities (other than in accordance with the terms of the Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee, as well as any provision requiring or contemplating performance by Buyer Guarantor.

Buyer Guarantor hereby waives, for the benefit of Seller, (i) any right to require Seller as a condition of payment or performance by Buyer Guarantor, to proceed against Buyer or pursue any other remedy whatsoever and (ii) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Buyer.

Without limiting in any way the foregoing guarantee, Buyer Guarantor covenants and agrees to take all actions to enable Buyer to adhere to each of the provisions of the Agreement which requires an act or omission on the part of Buyer Guarantor or any of its subsidiaries to enable Buyer to comply with its obligations under the Agreement.

The provisions of Article VII of the Agreement are incorporated herein, mutatis mutandis, except that notices and other communications hereunder to Buyer Guarantor shall be delivered to Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, PA 19355, Attn: Lior Yahalomi, Chief Financial Officer, Fax No. (610) 889-2161 (with a copy as provided therefor in Section 7.05).

We understand that Seller is relying on this guarantee in entering into the Agreement and may enforce this guarantee as if Buyer Guarantor were a party thereto.

VISHAY INTERTECHNOLOGY INC.

By:	/s/ STEVEN KLAUSNER
Name: Steven Klausner
Title: Vice President and Treasurer

GUARANTEE

KEMET Corporation (“Seller Guarantor”) irrevocably guarantees each and every representation, warranty, covenant, agreement and other obligation of Seller, and/or any of their respective permitted assigns (and where any such representation or warranty is made to the knowledge of Seller, such representation or warranty shall be deemed made to the knowledge of Seller Guarantor), and the full and timely performance of their respective obligations under the provisions of the foregoing Agreement. This is a guarantee of payment and performance, and not of collection, and Seller Guarantor acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of Seller’s obligations or liabilities (other than in accordance with the terms of the Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee, as well as any provision requiring or contemplating performance by Seller Guarantor.

Seller Guarantor hereby waives, for the benefit of Seller, (i) any right to require Seller as a condition of payment or performance by Seller Guarantor, to proceed against Seller or pursue any other remedy whatsoever and (ii) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Seller.

Without limiting in any way the foregoing guarantee, Seller Guarantor covenants and agrees to take all actions to enable Seller to adhere to each of the provisions of the Agreement which requires an act or omission on the part of Seller Guarantor or any of its subsidiaries to enable Seller to comply with its obligations under the Agreement.

The provisions of Article VII of the Agreement are incorporated herein, mutatis mutandis, except that notices and other communications hereunder to Seller Guarantor shall be delivered to KEMET Corporation, 2835 KEMET Way, Simpsonville, SC 29606, Attn: William Lowe, Jr., Executive Vice President and Chief Financial Officer, Fax No. (864) 963-6303 (with a copy as provided therefor in Section 7.05).

We understand that Buyer is relying on this guarantee in entering into the Agreement and may enforce this guarantee as if Seller Guarantor were a party thereto.

KEMET CORPORATION

By:	/s/ PER-OLOF LOOF
Name: Per-Olof Loof
Title: Chief Executive Officer

EXHIBIT A

Definitions

As used in this Agreement, the following terms shall have the following meanings (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

“Affiliate” with respect to any specified person, means a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Trademark License Agreement, the Bill of Sale, Assignment and Assumption Agreements, the Transitions Services Agreement, the Commodatum Agreement and the Escrow Agreement.

“Arco Intellectual Property” means all Intellectual Property (a) owned by Seller, (b) used or to be used exclusively in the manufacture of wet tantalum capacitors and (c) purchased from Blue Sky (Lux) S.à.r.l. pursuant to the Sale and Purchase Agreement, dated August 10, 2007 by and between Seller and Blue Sky (Lux) S.à.r.l.

“Arco Tangible Assets” means all fixed assets, machinery, equipment, tools and parts (a) owned by Seller, (b) used or to be used in the manufacture of the wet tantalum capacitors listed on Schedule 3.05(a)(ii) and (c) purchased from Blue Sky (Lux) S.à.r.l. pursuant to the Sale and Purchase Agreement dated August 10, 2007 by and between Seller and Blue Sky (Lux) S.à.r.l., other than the equipment listed on Schedule 1.01(b)(xiv).

“Assumed Liabilities” means the liabilities of Seller that Buyer is assuming pursuant to the Assignment and Assumption Agreement and Section 1.02(a).

“Basket” has the meaning assigned to that term in Section 6.04(a).

“Bill of Sale, Assignment and Assumption Agreements” means the Bills of Sale, Assignment and Assumption Agreements, substantially in the forms as Exhibit C hereto, being delivered simultaneously herewith pursuant to which Seller and Arcotronics are conveying to Buyer the Transferred Assets and pursuant to which Buyer is assuming the Assumed Liabilities.

“Business Accounting Principles” means GAAP, except to the extent that the accounting principles used to determine the financial statements of the Business are not consistent with GAAP, as shown on Schedule 3.04(c).

“Buyer Indemnified Parties” has the meaning assigned to that term in Section 6.02(a).

“Buyer Indemnifying Parties” has the meaning assigned to that term in Section 6.03(a).

“Buyer’s Cap” has the meaning assigned to that term in Section 6.04(c).

“Closing” has the meaning assigned to that term in Section 2.01.

“Closing Date” has the meaning assigned to that term in Section 2.01.

“Closing Date Cash Payment” has the meaning assigned to that term in Section 1.04(a).

“Consent” means any approval, consent, ratification, waiver, lapse of any waiting period or other authorization.

“Confidential Information” has the meaning assigned to that term in Section 5.07.

“Contract” means any note, bond, mortgage, indenture, contract, agreement, permit, license, real property lease, equipment and other personal property lease, purchase order, sales order, arrangement or other commitment, obligation or understanding, written or oral, to which a Person is a party or by which a Person or its assets or properties are bound.

“Customer Contracts” has the meaning assigned to that term in Section 1.06(a).

“Distributor Contracts” has the meaning assigned to that term in Section 1.06(a).

“EBITDA” means for any period, without duplication, the total of the following for such Person, each calculated for such period (on a consolidated basis):  net income, plus interest expense, plus taxes, plus depreciation and amortization in each case as determined in accordance with GAAP, consistently applied in accordance with Seller’s past practices. An example of the calculation of EBITDA is attached hereto as Schedule 3.04(b).

“Environmental Condition” means any violations, non-compliance or non-conformance with a Mexican Environmental Law.

“Equipment” means all fixed assets, machinery, equipment that are part of the Tangible Personal Property.

“Escrow Agreement” means an escrow agreement, substantially in the form of Exhibit D hereto, being delivered simultaneously herewith between Seller, Buyer and the escrow agent (the “Escrow Agent”).

“Escrow Amount” has the meaning assigned to that term in Section 1.04(b)

“Excluded Assets” has the meaning assigned to that term in Section 1.01(b).

“GAAP” means generally accepted accounting principles of the United States.

“Governmental Authority” means any federal, state, local or foreign government or any subdivision, agency, instrumentality, authority, department, commission, board or bureau thereof or any federal, state, local or foreign court, tribunal, arbitrator or registrar.

“Indemnified Party” and “Indemnifying Party” have the meanings assigned to those terms in Section 6.03(a).

“Intellectual Property” means any and all present and future right, title and interest anywhere in the world in and to (a) patents, design patents, invention certificates, industrial designs, and utility models; (b) copyrights, mask works, and other rights of authorship in any form or media (including computer software and source codes); (c) trademarks, service marks, trade names, trade dress and all goodwill related to the foregoing; (d) applications, registrations, continuations, continuations-in-part, divisionals, reexaminations, reissues, certifications, renewals, extensions and validations of or for any of the foregoing; (e) inventions, discoveries and improvements and trade secrets, related documentation and all intellectual property rights in the foregoing; (f) rights to sue for any remedies for past, present or future violation, misappropriation, or infringement of any of the foregoing; and (g) rights of priority and protection of interests in any of the foregoing under the laws of any jurisdiction.

“Interim Financial Statements” has the meaning assigned to that term in Section 3.04.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Inventory” means finished goods inventory of wet tantalum capacitors owned by Seller wherever located, including but not limited to in Matamoros, Mexico and Victoria, Mexico, and all raw materials, components and supplies (except for maintenance and process consumables) and work-in-progress owned by Seller wherever located, including but not limited to in Matamoros, Mexico and Victoria, Mexico, to the extent designated by Seller to make wet tantalum capacitors including, without limitation, the Inventory listed in Schedule 1.01(a)(ii) provided that the Inventory listed in Schedule 1.01(a)(ii) shall be subject to adjustment on account of any changes to such Inventory due to the operation of the Business by Seller in the ordinary course with the consent, and in accordance with the instructions of, Buyer on or after Monday, September 15, 2008.

“Knowledge” when used with respect to Seller means the actual knowledge of the persons identified on Schedule 1.01 who have direct responsibility for the Business of Seller.

“Laws” shall mean all federal, state, local or foreign laws, orders, writs, injunctions, decrees, ordinances, awards, stipulations, statutes, judicial or administrative doctrines, rules or regulations enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” means any and all debts, liabilities, losses, claims (including claims based on arrangements for guaranteed sales), damages, costs, expenses and obligations, whether fixed or contingent, or mature or unmatured, including, without limitation, those arising under any law, rule, regulation, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any Contract, commitment, undertaking or Action.

“Liens” has the meaning assigned to that term in Section 3.05.

“Losses” has the meaning assigned to that term in Section 6.02(a).

“Material Adverse Effect” means any change or effect that, taken as a whole, has been or would be reasonably expected to be materially adverse to the business, assets (including intangible assets), condition (financial or otherwise) or results of operations of the Business or the Transferred Assets, whether or not covered by insurance, other than any event arising out of or relating to (a) any changes in general economic, business, regulatory or political conditions, including national or international hostilities, acts of terror or acts of war, or changes therein; (b) any changes in any applicable Law or Tax laws, rules, or regulations, or interpretations thereof, or any changes in generally accepted accounting principles, or interpretations thereof; (c) the execution of this Agreement or the announcement or consummation of this Agreement or the transactions contemplated hereby; or (d) compliance with the terms of or the taking of such action required or contemplated by this Agreement or any Ancillary Agreement.

“Mexican Environmental Law” means the General Law of the Ecological Equilibrium and the Environmental Protection, its Regulations and the Applicable Mexican Official Standards.

“Non-Compete Period” has the meaning assigned to that term in Section 5.06.

“Other Customer Contracts” has the meaning assigned to that term in Section 1.06(a).

“Permits” means municipal, state, federal and foreign consents, orders, filings, franchises, permits, licenses, agreements, waivers and authorizations.

“Permitted Liens” has the meaning assigned to that term in Section 3.05.

“Person” includes any individual, sole proprietorship, partnership, joint venture, trust, incorporated organization, association, corporation, institution, party, entity or governmental or regulatory authority.

“Purchase Price” has the meaning assigned to that term in Section 1.04.

“Receivables” means trade accounts receivable due to Seller arising from the sale of Inventory sold from the Business in the ordinary course prior to the Closing Date.

“Retained Liabilities” has the meaning assigned to that term in Section 1.03.

“Seller Indemnified Parties” has the meaning assigned to that term in Section 6.02(b).

“Seller Indemnifying Parties” has the meaning assigned to that term in Section 6.03(a).

“Seller’s Cap” has the meaning assigned to that term in Section 6.04(b).

“Tangible Personal Property” means, wherever located, (i) all manufacturing, production, maintenance, packaging and/or testing, machinery, equipment (including tooling equipment), tools and spare parts owned by Seller and used exclusively in the operation of the Business, including without limitation the tangible assets listed on Schedule 1.01(a)(v) hereto, (ii) without duplication, the Arco Tangible Assets; and (iii) the equipment listed on Schedule 1.01(a)(v) hereto that is not used by Seller exclusively in the operation of the Business.

“Tax” means any income, gross receipts, transfer, gains, sales, use, employment, franchise, profits, property or other taxes, fees, stamp taxes and duties, all federal, state and local Mexican taxes, estimated taxes, including but not limited to, value added taxes, employment and payroll related taxes, add valorem taxes, property taxes and import/export taxes, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

“Trademark License Agreement” has the meaning assigned to that term in Section 1.01(c).

“Transferred Agreements” has the meaning assigned to that term in Section 1.06(b).

“Transferred Assets” has the meaning assigned to that term in Section 1.01.

“Transferred Intellectual Property” has the meaning assigned to that term in Section 1.01(a)(iv).

“Transition Services Agreement” has the meaning assigned to that term in the Recitals.

“Vishay Intellectual Property” has the meaning assigned to that term in Section 5.08.

EXHIBIT B

Form of Trademark License Agreement

TRADEMARK LICENSE AGREEMENT

This Trademark License Agreement (this “Agreement”) is entered into and effective as of this 15th day of September, 2008 by and between KEMET ELECTRONICS CORPORATION, a Delaware corporation (“Owner”) and VISHAY INTERTECHNOLOGY, INC., a Delaware corporation (“User”)(collectively, the “Parties”).

RECITALS

A.                                   Owner is the owner of the trademarks set forth on Exhibit A in those certain countries set forth in Exhibit A, which trademarks are used in connection with a variety of products, including, but not limited to, wet tantalum capacitors (collectively, the “Marks”), and has used and continues to use the Marks to brand wet tantalum capacitors.

B.                                     User is purchasing certain assets related to the wet tantalum capacitors business of Owner pursuant to that certain Asset Purchase Agreement of even date (the “Purchase Agreement”) and will receive certain services pursuant to that certain Transition Services Agreement of even date (the “Services Agreement”) from Licensor related to the transition of the ownership and use of assets purchased pursuant to the Purchase Agreement.

C.                                     User desires to manufacture, distribute and sell wet tantalum capacitors and User desires to use the Marks to brand wet tantalum capacitors.

D.                                    Owner wishes to license the use of the Marks to User on the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.                                       Grant of License.  Owner grants to User a world-wide exclusive, royalty-free, limited, license to use the Marks on and in connection with the types of wet tantalum capacitor products listed on Exhibit B hereto and on technical data sheets, web pages, and other sales and marketing materials for such products, subject to the terms and conditions of this Agreement (the “License”).  User may transfer or sublicense the License to a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, User (User’s “Affiliates”); provided, however, that use by any of User’s Affiliates will be deemed use by User hereunder and User shall be liable for the User’s Affiliates’ compliance herewith.

2.                                       Ownership of Marks.

a.             User acknowledges the ownership of the Marks in Owner, agrees that it will do nothing to challenge such ownership and that all use of the Marks by User hereunder shall inure to the benefit of and be on behalf of Owner, and agrees to assist Owner in recording this Agreement with appropriate government authorities, if any, at Owner’s expense.  User agrees that nothing in this Agreement shall give User any right, title or interest in the Marks other than as expressly set forth in this Agreement and User agrees that it will not attack the title of Owner to the Marks.

b.             User agrees to notify Owner of any unauthorized use of the Marks by others promptly after it comes to User’s attention.  Owner shall have the sole right and discretion to bring infringement or unfair competition proceedings involving the Marks.

3.                                       Intentionally omitted.

4.                                       Quality Control.

a.             User agrees that the nature and quality of (i) all services rendered by User in connection with the Marks, (ii) all goods sold by User under the Marks, and (iii) all related advertising, promotional and other related uses of the Marks by User shall conform to standards set by Owner as set forth in Exhibit C and reasonably amended from time to time by Owner.  User agrees to cooperate with Owner in facilitating Owner’s control of such quality and to provide Owner with access to available specimens of all uses of the Marks upon reasonable request.  User shall comply with all applicable laws and regulations and obtain all necessary government approvals pertaining to User’s sale, distribution and advertising of goods and services covered by this Agreement.

b.             User agrees to use the Marks in the form and manner and with appropriate legends as prescribed in Exhibit C and reasonably amended from time to time by Owner, and not use any other trademark or service mark in combination with the Marks, other than the trademarks and service marks of User, without prior written approval of Owner.

5.                                       Indemnification.

a.             User agrees to defend, indemnify and hold harmless Owner and its officers, directors, members, shareholders, employees and representatives from, in respect of and against any and all claims, losses, liabilities, expenses (including, without limitation, reasonable attorneys’ fees and disbursements), judgments, damages, demands, lawsuits or similar actions or proceedings (“Claims”) for trademark infringement, dilution or unfair competition arising in any of the countries in which Owner possesses rights as set forth in Exhibit A in the Marks from User’s use of the Marks in a manner that is not authorized in this Agreement, except to the extent Owner had notice of any asserted third party rights prior to the effective date of this Agreement (a “User Claim”).  Owner agrees to notify User within a reasonable time after it receives notice of any User Claim and User shall promptly assume Owner’s defense thereof.  Owner shall have the right to participate in the defense of any User Claim with counsel of its choosing and at Owner’s expense.  Any settlement which affects the Marks or otherwise contains a remedy other than the payment of money damages by User (which in any way impacts upon Owner) must be approved in writing in advance by Owner, which approval shall not be unreasonably withheld.

b.             Owner agrees to defend, indemnify and hold harmless User and its officers, directors, members, shareholders, employees and representatives from, in respect of and against any and all Claims for trademark infringement, dilution or unfair competition arising out of User’s authorized use of the Marks pursuant to this Agreement or arising out of or related to the operation of Owner’s business in connection with the Marks (an “Owner Claim”).  User agrees to notify Owner within a reasonable time after it receives notice of any Owner Claim and Owner shall promptly assume User’s defense thereof.  User shall have the right to participate in the defense of any Owner Claim with counsel of its choosing and at User’s expense.  Owner shall have sole discretion in the settlement of any Owner Claim except that any impact upon User must be approved in writing in advance by User, which approval shall not be unreasonably withheld.

c.             The obligations of indemnification under this Section 5 shall survive termination of this Agreement for six years from the termination date.

6.                                       Term and Termination.

a.             This Agreement shall commence on the date first written above and shall terminate on the two year anniversary of this Agreement (the “Term”).

b.             Either Party has the right, on written notice to the other, to terminate this Agreement if the other Party files a petition in bankruptcy, or is adjudicated a bankrupt, or if a petition in bankruptcy is filed against it and is not dismissed within 60 days, or if it becomes insolvent, or makes an assignment for the benefit of creditors, or files a petition or otherwise seeks relief under or pursuant to any federal or state bankruptcy, insolvency or reorganization statute or procedure, or if a custodian, receiver or trustee is appointed for it or a substantial portion of its business or assets (and such receivership is not discharged within 60 days thereafter).

c.             Either Party may terminate this Agreement following 45 days’ advance written notice to the other Party specifying a material breach of this Agreement if the material breach remains uncured at the end of the 45 day period.

d.             Upon termination of this Agreement, User agrees, within 30 days, to discontinue all trademark use, other than Fair Use, of the Marks, and any term confusingly similar thereto, and, to delete the same from its corporate or business name, and to provide reasonable cooperation, at Owner’s expense, to Owner or its appointed agent in Owner’s application to the appropriate authorities to cancel recording of this Agreement from all government records.  All rights in the Marks and the good will connected therewith shall remain the property of the Owner.  “Fair Use” shall have the meaning as provided under the trademark laws of the applicable jurisdiction.

7.                                       Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND WHETHER BASED IN CONTRACT,

TORT, OR OTHERWISE, EVEN IF IT IS ADVISED OF OR AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

8.                                       Intentionally omitted.

9.                                       General.

a.             Assignment.  User may not assign, delegate, or transfer this Agreement or any of its rights or duties hereunder, without the prior written consent of Owner (which consent shall not be unreasonably withheld), except to User’s Affiliates or except in the event that User is required by any governmental authority to transfer assets obtained under the Purchase Agreement.  Any attempted assignment or delegation in violation of this section shall be void.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns.

b.             Governing Law.  This Agreement shall be governed by the laws of the State of New York applicable to a contract executed and performed in such state (other than its conflicts of law principles).

c.             Independent Contractors.  In performing their respective duties under this Agreement, each of the parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, franchise, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither Party will have the power to bind the other Party or incur obligations on the other Party’s behalf without the other Party’s prior written consent.

d.             Modification and Waiver.  No modification to this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the Party to be charged, and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

e.             Notices.  Notices under this Agreement shall be in writing and shall be delivered by overnight courier, delivered personally, or sent by facsimile transmission or electronic mail (with confirmation of receipt) to the following addresses of the parties or to such other addresses as may be hereafter designated in writing by the parties:

KEMET ELECTRONICS CORPORATION	VISHAY INTERTECHNOLOGY, INC.
2835 KEMET Way	63 Lancaster Avenue
Simpsonville, SC 29681	Malvern, PA 19355
Attention: R. James (“Jamie”) Assaf, Esq.,	Attn: Lior Yahalomi, Chief Financial Officer
Vice President, General Counsel
Fax:	Fax:(610) 889-2161
Email: jammieassaf@kemet.com	Email: Lior.Yahalomi@Vishay.com

f.              Severability.  If for any reason any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

g.             Entire Agreement.  This Agreement and the exhibits attached hereto, if any, constitute the entire and exclusive agreement between the parties hereto with respect to the subject matter hereof and supersede any prior agreements between the parties with respect to such subject matter.

h.             Construction.  Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

i.              Headings.  The headings in this Agreement are inserted only as a matter of convenience and for reference and in no way define, affect, limit, or describe the scope or intent of this Agreement.

j.              Counterparts.  This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original but all of which shall constitute one and the same instrument.

Signature page follows.

Signature Page of Trademark License Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

KEMET ELECTRONICS CORPORATION

By:
Title:

VISHAY INTERTECHNOLOGY, INC.

By:
Title:

EXHIBIT C

Bill of Sale, Assignment and Assumption Agreements

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

This Bill of Sale, Assignment and Assumption Agreement (this “Agreement”) is made as of September 15, 2008, by and between KEMET Electronics Corporation, a Delaware corporation (the “Assignor”) and Siliconix Technology C.V., a company organized under the laws of the Netherlands (the “Company”).

PRELIMINARY STATEMENT

Under the terms of that certain Asset Purchase Agreement, dated as of September 15, 2008, by and among the Assignor and the Company (the “Agreement”), the Company desires to acquire and purchase and the Assignor desires to assign and transfer substantially all the assets, and the Assignor desires to assign, and the Company desires to assume, certain liabilities of the Assignor, for and in consideration of the consideration contemplated by Section 1.04 of the Agreement.  Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.             Sale and Transfer of Assets. For good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, and as contemplated by Section 1.01 of the Agreement, the Assignor hereby conveys, assigns, transfers, grants and delivers to the Company, as of the Closing Date, all the Assignor’s right, title and interest in and to all the Transferred Assets; provided, however, that the Assignor does not hereby sell, transfer, convey, assign and deliver to the Company any of the Assignor’s right, title or interest in, and to, any Excluded Assets.

2.             Assumption of Liabilities.  Pursuant to Section 1.02 of the Agreement, as of the Closing Date, the Company hereby assumes and agrees to perform when due the Assumed Liabilities.

3.             Further Actions. The Assignor covenants and agrees to take all commercially reasonable actions reasonably requested by the Company for the purpose of (a) defending the conveyance, assignment, transfer, grant and delivery of the Transferred Assets hereby made against all persons whomsoever, and (b) establishing the record of the Company’s title to the Transferred Assets, including the execution and delivery of further instruments of transfer and assignment and such other actions as the Company may reasonably request to more effectively transfer and assign to and vest in the Company each of the Transferred Assets.  In the event that the Assignor fails to take any action requested by the Company pursuant to this Section 3 within ten (10) days of notice from the Company, the Company may take such action on behalf of the Assignor for which purpose the Assignor hereby irrevocably appoints the Company as its attorney-in-fact, which appointment is coupled with an interest, but such appointment does not permit the Assignor to incur any monetary obligation on behalf of the Assignor.

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4.             Terms of the Agreement.  The terms of the Agreement, including but not limited to the representations and warranties of the Seller relating to the Transferred Assets, are incorporated herein by this reference and adopted by the Assignor.  The Assignor acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Agreement shall not be superseded, merged, enlarged, modified or altered in any way hereby, but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Agreement and the terms hereof, the terms of the Agreement shall govern.

5.             Governing Law.  This Agreement shall be construed in accordance with the laws of the State of New York without reference to the conflicts of law principle thereof.

6.             Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature on following pages]

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IN WITNESS WHEREOF, the undersigned have executed this Bill of Sale, Assignment and Assumption Agreement as of the date first written above.

THE ASSIGNOR

KEMET ELECTRONICS CORPORATION

By:
Name:
Title:

THE COMPANY

SILICONIX TECHNOLOGY C.V.

By:
Name:
Title:

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BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

This Bill of Sale, Assignment and Assumption Agreement (this “Agreement”) is made as of September 15, 2008, by and between Arcotronics Italia S.p.A. (the “Assignor”), a wholly-owned subsidiary of KEMET Electronics Corporation, a Delaware corporation (“KEC”) and Siliconix Technology C.V., a company organized under the laws of the Netherlands (the “Company”).

PRELIMINARY STATEMENT

Under the terms of that certain Asset Purchase Agreement, dated as of September 15, 2008, by and among KEC and the Company (the “Agreement”), the Company desires to acquire and purchase and the Assignor desires to assign and transfer certain of Assignor’s assets, and the Assignor desires to assign, and the Company desires to assume, certain liabilities of the Assignor, for and in consideration of the consideration contemplated by Section 1.04 of the Agreement.  Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

7.             Sale and Transfer of Assets. For good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, and as contemplated by Section 1.01 of the Agreement, the Assignor hereby conveys, assigns, transfers, grants and delivers to the Company, as of the Closing Date, all the Assignor’s right, title and interest in and to all the Transferred Assets; provided, however, that the Assignor does not hereby sell, transfer, convey, assign and deliver to the Company any of the Assignor’s right, title or interest in, and to, any Excluded Assets.

8.             Assumption of Liabilities.  Pursuant to Section 1.02 of the Agreement, as of the Closing Date, the Company hereby assumes and agrees to perform when due the Assumed Liabilities.

9.             Further Actions. The Assignor covenants and agrees to take all commercially reasonable actions reasonably requested by the Company for the purpose of (a) defending the conveyance, assignment, transfer, grant and delivery of the Transferred Assets hereby made against all persons whomsoever, and (b) establishing the record of the Company’s title to the Transferred Assets, including the execution and delivery of further instruments of transfer and assignment and such other actions as the Company may reasonably request to more effectively transfer and assign to and vest in the Company each of the Transferred Assets.  In the event that the Assignor fails to take any action requested by the Company pursuant to this Section 3 within ten (10) days of notice from the Company, the Company may take such action on behalf of the Assignor for which purpose the Assignor hereby irrevocably appoints the Company as its attorney-in-fact, which appointment is coupled with an interest, but such appointment does not permit the Assignor to incur any monetary obligation on behalf of the Assignor.

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10.           Terms of the Agreement.  The terms of the Agreement, including but not limited to the representations and warranties of the Seller relating to the Transferred Assets, are incorporated herein by this reference and adopted by the Assignor.  The Assignor acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Agreement shall not be superseded, merged, enlarged, modified or altered in any way hereby, but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Agreement and the terms hereof, the terms of the Agreement shall govern.

11.           Governing Law.  This Agreement shall be construed in accordance with the laws of the State of New York without reference to the conflicts of law principle thereof.

12.           Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature on following pages]

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IN WITNESS WHEREOF, the undersigned have executed this Bill of Sale, Assignment and Assumption Agreement as of the date first written above.

THE ASSIGNOR

ARCOTRONICS ITALIA S.P.A.

By:
Name:
Title:

THE COMPANY

SILICONIX TECHNOLOGY C.V.

By:
Name:
Title:

On behalf of Siliconix incorporated,
member of Vishay Siliconix LLC, General
Partner of Siliconix Technology C.V.

1

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

This Bill of Sale, Assignment and Assumption Agreement (this “Agreement”) is made as of September 15, 2008, by and between Arcotronics Limited (the “Assignor”), a wholly-owned subsidiary of Arcotronics Italia S.p.A., a wholly-owned subsidiary of KEMET Electronics Corporation, a Delaware corporation (“KEC”) and Siliconix Technology C.V., a company organized under the laws of the Netherlands (the “Company”).

PRELIMINARY STATEMENT

Under the terms of that certain Asset Purchase Agreement, dated as of September 15, 2008, by and among KEC and the Company (the “Agreement”), the Company desires to acquire and purchase and the Assignor desires to assign and transfer certain of Assignor’s assets, and the Assignor desires to assign, and the Company desires to assume, certain liabilities of the Assignor, for and in consideration of the consideration contemplated by Section 1.04 of the Agreement.  Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

13.           Sale and Transfer of Assets. For good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, and as contemplated by Section 1.01 of the Agreement, the Assignor hereby conveys, assigns, transfers, grants and delivers to the Company, as of the Closing Date, all the Assignor’s right, title and interest in and to all the Transferred Assets; provided, however, that the Assignor does not hereby sell, transfer, convey, assign and deliver to the Company any of the Assignor’s right, title or interest in, and to, any Excluded Assets.

14.           Assumption of Liabilities.  Pursuant to Section 1.02 of the Agreement, as of the Closing Date, the Company hereby assumes and agrees to perform when due the Assumed Liabilities.

15.           Further Actions. The Assignor covenants and agrees to take all commercially reasonable actions reasonably requested by the Company for the purpose of (a) defending the conveyance, assignment, transfer, grant and delivery of the Transferred Assets hereby made against all persons whomsoever, and (b) establishing the record of the Company’s title to the Transferred Assets, including the execution and delivery of further instruments of transfer and assignment and such other actions as the Company may reasonably request to more effectively transfer and assign to and vest in the Company each of the Transferred Assets.  In the event that the Assignor fails to take any action requested by the Company pursuant to this Section 3 within ten (10) days of notice from the Company, the Company may take such action on behalf of the Assignor for which purpose the Assignor hereby irrevocably appoints the Company as its attorney-in-fact, which appointment is coupled with an interest, but such appointment does not permit the Assignor to incur any monetary obligation on behalf of the Assignor.

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16.           Terms of the Agreement.  The terms of the Agreement, including but not limited to the representations and warranties of the Seller relating to the Transferred Assets, are incorporated herein by this reference and adopted by the Assignor.  The Assignor acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Agreement shall not be superseded, merged, enlarged, modified or altered in any way hereby, but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Agreement and the terms hereof, the terms of the Agreement shall govern.

17.           Governing Law.  This Agreement shall be construed in accordance with the laws of the State of New York without reference to the conflicts of law principle thereof.

18.           Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature on following pages]

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IN WITNESS WHEREOF, the undersigned have executed this Bill of Sale, Assignment and Assumption Agreement as of the date first written above.

THE ASSIGNOR

ARCOTRONICS LIMITED

By:
Name:
Title:

THE COMPANY

SILICONIX TECHNOLOGY C.V.

By:
Name:
Title:

On behalf of Siliconix incorporated,
member of Vishay Siliconix LLC, General
Partner of Siliconix Technology C.V.

1

EXHIBIT D

Form of Escrow Agreement

2

Escrow Agreement

This Escrow Agreement is dated as of September 15, 2008 (the “Agreement”) and is among KEMET Electronics Corporation, a Delaware corporation (“Seller”), Vishay Intertechnology, Inc., a Delaware corporation (“Buyer Parent”), and Wells Fargo Bank, National Association, a national banking association, as escrow agent (the “Escrow Agent”).

WHEREAS, pursuant to the terms of that certain Asset Purchase Agreement, dated the date hereof (the “Purchase Agreement”), between Seller and Siliconix Technology C.V., a company organized under the laws of the Netherlands and a wholly-owned subsidiary of Buyer Parent (“Buyer”), Buyer Parent has agreed to deliver to the Escrow Agent One Million Five Hundred Thousand Dollars ($1,500,000) (together with any interest, earnings and income accrued thereon from time to time, collectively, the “Escrow Amount”).

WHEREAS, Buyer Parent is authorized to act on behalf of Buyer for all purposes of this Agreement.

WHEREAS, the Escrow Amount shall be disbursed in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, and for other good, fair and valuable considerations and reasonably equivalent value, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Escrow Agent , Seller and Buyer Parent do agree as follows, intending to be legally bound:

Section 1.              Establishment of Escrow Account

(a)           Buyer Parent, on behalf of Buyer, hereby deposits with the Escrow Agent via wire transfer of immediately available funds the sum of One Million Five Hundred Thousand Dollars ($1,500,000) to be held in escrow by the Escrow Agent.  The Escrow Agent accepts said sum and agrees to establish and maintain a separate account (the “Escrow Account”) therefore in its capacity as Escrow Agent pursuant to the terms of this Agreement.

(b)           Seller and Buyer Parent shall each furnish the Escrow Agent with a completed Form W-9, as applicable.

Section 2.              Investments

(a)           The Escrow Agent agrees to invest and reinvest funds in the Escrow Account, but only upon its receipt of joint written instructions and directions as may from time to time be provided to the Escrow Agent from Buyer Parent and Seller.

(b)           The parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any permitted investment.

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(c)           Interest and other earnings on permitted investments shall be added to the Escrow Account.  Any loss or expense incurred as a result of an investment will be borne by the Escrow Account.  In the event that the Escrow Agent does not receive written direction to invest funds held in the Escrow Account, the Escrow Agent shall invest such funds in the Wells Fargo Bank Money Market Deposit Account (MMDA), or a successor or similar fund or account offered by the Escrow Agent.  Amounts on deposit in the MMDA are insured up to a total of $100,000 per depositor, per insured bank (including principal and accrued interest) by the Federal Deposit Insurance Corporation (FDIC), subject to the applicable rules and regulations of the FDIC.  The parties understand that deposits in the MMDA are not secured.

(d)           The Escrow Agent is hereby authorized to execute purchases and sales of permitted investments through the facilities of its own trading or capital markets operations or those of any affiliated entity.  The Escrow Agent shall send statements to each of the parties hereto on a monthly basis reflecting activity in the Escrow Account for the preceding month.  Although Seller and Buyer Parent each recognizes that it may obtain a broker confirmation or written statement containing comparable information at no additional cost, Seller and Buyer Parent hereby agree that confirmations of permitted investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered.  No statement need be rendered for the Escrow Account if no activity occurred for such month.

(e)           Seller and Buyer Parent acknowledge and agree that the delivery of the escrowed property is subject to the sale and final settlement of permitted investments.  Proceeds of a sale of permitted investments will be delivered on the business day on which the appropriate instructions are delivered to the Escrow Agent if received prior to the deadline for same day sale of such permitted investments.  If such instructions are received after the applicable deadline, proceeds will be delivered on the next succeeding business day.

Section 3.              Disbursement of Escrow Account

(a)           If Buyer Parent seeks payment from the Escrow Amount on account of the indemnification obligations of Seller to Buyer under Article VI of the Purchase Agreement, Buyer Parent shall deliver a written notice (a “Buyer Parent Claim Notice”) to the Escrow Agent, with a copy to Seller, stating (i) in reasonable detail the basis for its claim for payment and (ii) the amount of such claim.

(b)           Within three (3) business days of receipt of the Buyer Parent Claim Notice, the Escrow Agent shall notify the Seller of receipt of the Buyer Parent Claim Notice, enclosing a copy of such Buyer Parent Claim Notice.  If within thirty (30) calendar days (any such period after the deemed receipt of a Buyer Parent Claim Notice by the Escrow Agent, an “Objection Period”) after the deemed receipt of the Buyer Parent Claim Notice by Seller, the Escrow Agent has not received a written statement (any such statement disputing a Buyer Parent Claim Notice, an “Objection Notice”) from Seller disputing Buyer Parent’s right to indemnification (or disputing any portion of the claims in Buyer Parents Claim Notice), the Escrow Agent shall promptly, and in any event within three (3) business days, pay to Buyer Parent out of the Escrow Amount the amount specified in the Buyer Parent Claim Notice.

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(c)           If, during the Objection Period, Seller objects to the Buyer Parent Claim Notice as aforesaid, Seller shall send an Objection Notice to the Escrow Agent, with a copy to Buyer Parent, stating in reasonable detail the basis for Seller’s objection and the amount of the claim in the Buyer Parent Claim Notice that it disputes.  Upon receipt of the Seller’s Objection Notice, the Escrow Agent shall retain the amount of the Buyer Parent Claim Notice subject to dispute, and shall, in its sole discretion, (x) continue to hold such amount pending receipt of joint instructions from Buyer Parent and Seller or a final, non-appealable judgment of a court of competent jurisdiction or (y) deposit such Escrow Amount with a court of competent jurisdiction.  Following such time as the Escrow Agent has deposited the disputed amount with a court of competent jurisdiction as provided in this Section, the Escrow Agent shall have no further obligations or responsibilities under this Escrow Agreement, with respect to the portion of the Escrow Amount deposited with such court.

(d)           Within three (3) business days of March 15, 2010, the Escrow Agent shall disburse to Seller any remaining balance of the Escrow Amount (the “Seller Escrow Balance”), less any amount that is subject to a pending Buyer Parent Claim Notice as to which an Objection Notice has been timely received or as to which the Objection Period has not lapsed, which amount shall continue to be held by the Escrow Agent pursuant to this Agreement, and less any amount that is subject to a pending Buyer Parent Claim Notice as to which an Objection Notice has not been timely received and with respect to which the Objection Period has lapsed, which amount shall be paid to Buyer Parent.  Following such time as the Escrow Agent has disbursed the full remaining amount of the Seller Escrow Balance, the Escrow Agent shall have no further obligations or responsibilities, with respect to the Escrow Amount, under this Escrow Agreement.

(e)           In the event that the Escrow Agent shall commence any proceeding to deposit an Escrowed Amount with a court of competent jurisdiction, Buyer Parent and Seller hereby agree to submit to the personal jurisdiction of such court and waive any and all rights to contests the jurisdiction of said court.

Section 4.              Concerning the Escrow Agent

Notwithstanding any provision contained herein to the contrary, the Escrow Agent including its officers, directors, employees and agents, shall:

(a)           not be liable for any action taken or omitted under this Agreement so long as it shall have acted in good faith and without gross negligence;

(b)           have no responsibility to inquire into or determine the genuineness, authenticity, or sufficiency of any securities, checks, or other documents or instruments submitted to it in connection with its duties hereunder;

(c)           be entitled to deem the signatories of any documents or instruments submitted to it hereunder as being those purported to be authorized to sign such documents or instruments on behalf of the parties hereto, and shall be entitled to rely upon the genuineness of the signatures of such signatories without inquiry and without requiring substantiating evidence of any kind;

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(d)           be entitled to refrain from taking any action contemplated by this Agreement in the event that it becomes aware of any disagreement between the parties hereto as to any facts or as to the happening of any contemplated event precedent to such action;

(e)           have no responsibility or liability for any diminution in value of any assets held hereunder which may result from any investments or reinvestment made in accordance with any provision which may be contained herein;

(f)            be entitled to compensation for its services hereunder as per Exhibit A attached hereto, which is made a part hereof, and for reimbursement of its out-of-pocket expenses including, but not by way of limitation, the fees and costs of attorneys or agents which it may find necessary to engage in performance of its duties hereunder, all to be paid by Seller and Buyer Parent, and the Escrow Agent shall have, and is hereby granted, a prior lien upon any property, cash, or assets of the Escrow Account, with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities;

(g)           be entitled and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from amounts on deposit in the Escrow Account;

(h)           be under no obligation to invest the deposited funds or the income generated thereby until it has received a Form W-9, as applicable, from Seller and Buyer Parent, regardless of whether such party is exempt from reporting or withholding requirements under the Internal Revenue Code of 1986, as amended;

(i)            be, and hereby is, jointly and severally indemnified and saved harmless by Seller and Buyer Parent from all losses, liabilities, costs and expenses, including attorney fees and expenses, which may be incurred by it as a result of its acceptance of the Escrow Account or arising from the performance of its duties hereunder, unless such losses, liabilities, costs and expenses shall have been finally adjudicated to have been primarily caused by the bad faith or gross negligence of the Escrow Agent, and such indemnification shall survive its resignation or removal, or the termination of this Agreement;

(j)            in the event that (i) any dispute shall arise between the parties with respect to the disposition or disbursement of any of the assets held hereunder or (ii) the Escrow Agent shall be uncertain as to how to proceed in a situation not explicitly addressed by the terms of this Agreement whether because of conflicting demands by the other parties hereto or otherwise, be permitted to interplead all of the assets held hereunder into a court of competent jurisdiction, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets.  The parties hereto other than the Escrow Agent further agree to pursue any redress or recourse in connection with such a dispute, without making the Escrow Agent a party to same;

(k)           have only those duties as are specifically provided herein, which shall be deemed purely ministerial in nature, and shall under no circumstance be deemed a fiduciary for any of

6

the parties to this Agreement.  The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document between the other parties hereto, in connection herewith, including without limitation the Purchase Agreement.  This Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Agreement or any other Agreement.  IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (ii) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION;

(l)            have the right, but not the obligation, to consult with counsel of choice and shall not be liable for action taken or omitted to be taken by Escrow Agent either in accordance with the advice of such counsel or in accordance with any opinion of counsel to Seller addressed and delivered to the Escrow Agent; and

(m)          have the right to perform any of its duties hereunder through its agents, attorneys, custodians or nominees.

Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the corporate trust business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 5.              Attachment of Escrow Account; Compliance with Legal Orders

In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ order or decree it shall not be liable to any of the parties hereto or to any other person, firm of corporation, by reason of such compliance notwithstanding such writ, order or decree by subsequently reversed, modified, annulled, set aside or vacated.

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Section 6.              Tax Matters

(a)           Reporting of Income.  The Escrow Agent shall report to the Internal Revenue Service (the “IRS”), as of each calendar year-end, and to Seller, all income earned from the investment of any sum held in the Escrow Account against Seller, as and to the extent required under the provisions of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”).

(b)           Preparations and Filing of Tax Returns.  The Seller is required to prepare and file any and all income or other tax returns applicable to the Escrow Account with the IRS and all required state and local departments of revenue in all years income is earned in any particular tax year to the extent required under the provisions of the Code.

(c)           Payment of Taxes.  Any taxes payable on income earned from the investment of any sums held in the Escrow Account shall be paid by Seller, whether or not the income was distributed by the Escrow Agent during any particular year and to the extent required under the provisions of the Code.

(d)           Unrelated Transactions.  The Escrow Agent shall have no responsibility for the preparation and/or filing of any tax or information return with respect to any transactions, whether or not related to the Agreement, that occurs outside the Escrow Account.

Section 7.              Resignation or Removal of Escrow Agent

The Escrow Agent may resign as such following the giving of thirty (30) calendar days prior written notice to the other parties hereto.  Similarly, the Escrow Agent may be removed and replaced following the giving of thirty (30) days prior written notice to the Escrow Agent by the other parties hereto.  In either event, the duties of the Escrow Agent shall terminate (30) days after receipt of such notice (or as of such earlier date as may be mutually agreeable); and the Escrow Agent shall then deliver the balance of the moneys or assets then in its possession to a successor escrow agent as shall be appointed by the other parties hereto as evidenced by a written notice filed with the Escrow Agent.

If the other parties hereto have failed to appoint a successor prior to the expiration of thirty (30) calendar days following receipt of the notice of resignation or removal, the Escrow Agent may appoint a successor or petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.

Section 8.              Termination

This Agreement shall terminate on the earlier of (a) the date upon which the Escrow Amount is fully and finally disbursed in accordance with Section 3 above, or (b) the date which the Escrow Agent receives a letter, in a form substantially similar to that attached hereto as Exhibit B, signed on behalf of Seller and Buyer Parent by authorized representatives thereof, and the investments held in the Escrow Account are disbursed pursuant thereto.

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Section 9.              Notices

Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and be given in person, by facsimile transmission, courier delivery service or by mail, and shall become effective (a) on delivery if given in person, (b) on the date of delivery if sent by facsimile or by courier delivery service, or (c) four business days after being deposited in the mail, with proper postage for first-class registered or certified mail, prepaid.

Notices shall be addressed as follows:

(i)                                     if to Seller:

KEMET Electronics Corporation
2835 KEMET Way
Simpsonville, SC 29681
Tel:  (864) 963-6300
Fax: (954) 766-2805
Attention:  R. James (“Jamie”) Assaf, Esq., Vice President, General Counsel

with a copy to:

Wyche Burgess Freeman & Parham, P.A.

44  East Camperdown Way

Greenville, SC 29601-3512

Fax: (864) 235-8900

Attn:  Carl F. Muller, Esq.

(ii)                                  if to Buyer Parent:

Vishay Intertechnology, Inc.

63 Lancaster Avenue

Malvern, PA  19355
Tel:  (610) 644-1300

Fax:  (610) 889-2161
Attn:  Lior Yahalomi, Chief Financial Officer

with a copy to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Tel:  (212) 715-9100

Fax: (212) 715-8000
Attn:  Abbe L. Dienstag, Esq.

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(iii)                               if to the Escrow Agent:

Wells Fargo Bank, National Association

230 W. Monroe Street

Corporate Trust Dept.; 29th Floor

Chicago, IL 60606

Tel:  (312) 726-2137

Fax: (312) 726-2158

Attn:  Timothy P. Martin

Section 10.            Governing Law, Counterparts

This Agreement shall be construed in accordance with the laws of the State of Illinois.  It may be executed in several counterparts, each one of which shall constitute an original and all collectively shall constitute but on instrument.

Section 11.            Amendment, Modification or Waiver

This Agreement may be amended or modified and any term of this Agreement may be waived if such amendment, modification or waiver is in writing and signed by all parties.

Section 12.            Assignments of Interests

No assignment of the interest of any of the parties hereto shall be binding upon the Escrow Agent unless and until written notice of such assignment shall be filed with and acknowledged by the Escrow Agent.

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IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement as of the date first above written.

KEMET Electronics Corporation

By:
Its:

Vishay Intertechnology, Inc.

By:
Its:

Wells Fargo Bank, National Association, as Escrow Agent

By:
Its:

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EXHIBIT A

SCHEDULE OF ESCROW AGENT FEES

Annual Charge                                   $

Any out-of-pocket expenses, or extraordinary fees or expenses such as attorney’s fees or messenger costs, are additional and are not included in the above schedule.

These fees cover a full year, or any part thereof, and thus are not prorated in the year of termination.  The annual fee is billed in advance and payable prior to that year’s service.

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EXHIBIT B

           , 20

Wells Fargo Bank, National Association

230 W. Monroe Street

29th Floor, Corporate Trust Dept.

Chicago, IL 60606

Attn: Timothy P. Martin

Re:                               Escrow Account No.                    among

KEMET Electronics Corporation, Vishay Intertechnology, Inc. and Wells Fargo Bank, National Association, as Escrow Agent (the “Escrow Agent”)

Please sell all investments held in the Escrow Account and distribute the full balance and proceeds thereof by (wire transfer) (cashier’s check) to                                      (if wire transfer – name of bank, bank’s ABA number, customer’s name and account number for credit) or as                                       shall otherwise direct.

Very truly yours,

KEMET Electronics Corporation

By:

Name:
Its:

Vishay Intertechnology, Inc.

By:

Name:
Its:

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